SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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CENTERSTATE BANKS, INC.

(Name of Registrant as Specified In Its Charter)

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CENTERSTATE BANKS, INC.

March 15, 2012

TO THE SHAREHOLDERS OF

CENTERSTATE BANKS, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of CenterState Banks, Inc. which will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Thursday, April 26, 2012 beginning at 10:00 a.m.

The accompanying notice of meeting and proxy statement more fully describe the business to be transacted at the Annual Meeting. The Board of Directors recommends that you vote “FOR” each of the matters presented by the Company at the Annual Meeting.

This year, we are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials and 2011 Annual Report over the Internet. This means that most shareholders will not receive paper copies of these documents as in prior years. Instead, these shareholders will receive only a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials over the Internet, including how shareholders may submit proxies by telephone or over the Internet. This rule allows us to lower the costs of delivering the proxy materials and reduce the environmental impact of the meeting. If you received only the Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting printed copies included in the Notice.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your proxy by telephone or over the Internet or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card. Voting by telephone, over the Internet or by written proxy will assure your representation at the Annual Meeting regardless whether you attend in person.

We want to thank you for your support during the past year.

Sincerely,

/s/ Ernest S. Pinner

Ernest S. Pinner

Chairman, President and Chief Executive Officer

CENTERSTATE BANKS, INC.

42745 U.S. HIGHWAY 27

DAVENPORT, FL 33837

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2012

Notice is hereby given that the Annual Meeting of Shareholders of CenterState Banks, Inc. (“CenterState”) will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Thursday, April 26, 2012 beginning at 10:00 a.m. (“Annual Meeting”), for the following purposes:

1.	Elect Directors. To elect directors to serve until the Annual Meeting of Shareholders in 2013.

2.	Advisory Approval of Executive Compensation. To vote on an advisory resolution to approve the compensation of our Named Executive Officers.

3.	Ratify Appointment of Independent Auditors. To ratify the appointment of Crowe Horwath LLP as CenterState’s independent registered public accounting firm for the year ending December 31, 2012.

4.	Other Business. To transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on February 29, 2012 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. All shareholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign and return the enclosed proxy to CenterState in the accompanying envelope. The proxy may be revoked by the person executing the proxy at any time before it is exercised by filing with the Secretary of CenterState an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting: This Proxy Statement and CenterState’s Annual Report on Form 10-K are available at www.proxyvote.com. Our Proxy Statement is attached to this Notice of Annual Meeting of Shareholders. The financial and other information concerning CenterState is contained in our Annual Report on Form 10-K for the year ended December 31, 2011. Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials by sending you a full set of proxy materials, including a proxy card, or by notifying you of the availability of our proxy materials on the Internet. In accordance with the SEC rules, you may access our Proxy Statement at www.proxyvote.com, which does not have “cookies” that identify visitors to the site.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ernest S. Pinner

Ernest S. Pinner
March 15, 2011	Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY BY TELEPHONE, THE INTERNET OR BY SIGNING THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

Please vote as promptly as possible by signing, dating and returning the Proxy Card

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF

CENTERSTATE BANKS, INC.

TO BE HELD ON

APRIL 26, 2012

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of CenterState Banks, Inc. (“we,” “our,” “us,” “Company,” “CenterState,” or “CenterState Holding Company”) in connection with the solicitation of proxies by the Board of Directors of CenterState from holders of our outstanding shares of the $.01 par value common stock (“CenterState common stock”) for use at the Annual Meeting of Shareholders of CenterState to be held on Thursday, April 26, 2012, and at any adjournment or postponement thereof (“Annual Meeting”). The Annual Meeting is being held to (i) elect directors to serve until the Annual Meeting of Shareholders in 2013, (ii) vote on an advisory resolution to approve the compensation of our named executive officers, (iii) ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2012 and (iv) transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof. Our Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. This Proxy Statement is dated March 15, 2012, and it and the accompanying notice and form of proxy are first being mailed to our shareholders on or about March 15, 2012.

Our principal executive office is located at 42745 U.S. Highway 27, Davenport, Florida 33837. Our telephone number at such office is (863) 419-7750.

Record Date and Outstanding Shares

Our Board of Directors has fixed the close of business on February 29, 2012, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of CenterState common stock at the close of business on such date will be entitled to vote at the Annual Meeting. At the close of business on such date, there were 30,071,127 shares of CenterState common stock outstanding and entitled to vote held by approximately 895 registered shareholders of record, as reported by our transfer agent, Continental Stock Transfer & Trust Company.

Quorum and Voting Procedures

A quorum for the Annual Meeting consists of the holders of a majority of the outstanding votes entitled to be cast on a matter at the Annual Meeting, present in person or represented by proxy. The shares of common stock represented by properly executed proxies will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Holders of CenterState common stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of CenterState common stock held of record at the close of business on February 29, 2012. The affirmative vote of the holders of a plurality of shares of CenterState common stock represented and entitled to vote at the Annual Meeting at which a quorum is present is required for the election of directors. If a quorum is present, the advisory resolution to approve the compensation of our named executive officers (Proposal 2) and the ratification of the appointment of our independent registered public accounting firm (Proposal 3) will be approved if the votes cast favoring each such Proposal exceeds the votes cast opposing the Proposal. Abstentions and broker non-votes are not treated as votes “cast” and thus have no effect on the vote for Proposal 1 or Proposal 2.

We have decided to use the Notice and Access rule adopted by the Securities and Exchange Commission (the “SEC”) to provide access to our proxy materials over the Internet instead of mailing a printed copy of the proxy materials to each shareholder. As a result, on or about March 12, 2012, we will mail to most shareholders only a Notice of Internet Availability of Proxy Materials (the “Notice”) that tells them how to access and review the information contained in the proxy materials over the Internet and how to vote their proxies by telephone or over the Internet. If you received only this Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions for requesting printed copies included in the Notice.

If your shares are registered in your name, you may vote your shares by telephone, by Internet or by completing, signing, dating and returning the proxy card in the postage-paid envelope provided. Simply follow the easy instructions on the proxy card or Notice provided. You may also vote in person at the annual meeting. Execution of the proxy card or voting by telephone or by the Internet will not affect your right to attend the Annual Meeting. If your shares are held in “street name” through a broker, bank or other nominee, please follow the instructions provided by your nominee on the voting instruction form or Notice in order to vote your shares by telephone or by the Internet, or by signing, dating and returning the voting instructions form in the enclosed postage-paid envelope. If you desire to vote in person at the Annual Meeting, you must provide a legal proxy from your bank, broker or other nominee.

Shares of CenterState common stock represented by a properly executed proxy, if such proxy is received prior to the vote at the Annual Meeting and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF CENTERSTATE COMMON STOCK WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF CENTERSTATE OF THE NOMINEES LISTED BELOW, FOR APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, FOR APPROVAL OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Revocability of Proxies

A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Secretary, (ii) properly submitting to our Secretary a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: CenterState Banks, Inc., 42745 U.S. Highway 27, Davenport, Florida 33837, Attention: Ernest S. Pinner, Chairman, President and Chief Executive Officer.

Solicitation of Proxies

In addition to the solicitation by mail, our officers and employees and those of our subsidiaries, without additional compensation, may solicit proxies in favor of the proposals, if deemed necessary, by personal contact, letter, telephone or other means of communication. Brokers, nominees and other custodians and fiduciaries will be requested to forward proxy solicitation material to the beneficial owners of the shares of our common stock where appropriate, and we will reimburse them for their reasonable expenses incurred in connection with such transmittals. The costs of solicitation of proxies for the Annual Meeting will be borne by us.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Annual Meeting is being held to elect directors to serve a one-year term of office. Each of our directors serve for a term expiring at the next Annual Meeting of Shareholders, and until his or her successor is duly elected and qualified. Accordingly, the terms of each member of the Board expire at the Annual Meeting. Three existing directors whose terms end at this Annual Meeting, Bryan W. Judge, Samuel L. Lupfer, IV and Rulon D. Munns, are not standing for re-election. Accordingly, the individuals nominated for election as directors at the Annual Meeting will serve for a one-year term expiring at the Annual Meeting of Shareholders in 2013.

All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted for the election of the nominees listed below. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select.

Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF THE NOMINEES LISTED BELOW.

The following tables set forth the name and age of each nominee or director continuing in office, a description of his position and offices with CenterState other than as a director, if any, and a description of his principal occupation and business experience during at least the last five years. As to our directors, the following also sets forth the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director of CenterState. For information concerning compensation of directors, membership on committees of the Board of Directors, number of meetings held and director attendance history, see “DIRECTOR COMPENSATION.”

James H. Bingham, (Age: 63); Year first elected a Director: 1999;  Mr. Bingham is President of Concire Centers, Inc., a commercial real estate development company, and has been actively involved with the acquisition and development of commercial real estate throughout Florida throughout his career. Mr. Bingham was a founding director of CenterState and served as a director for over ten years. He also has twenty years experience as a director of CenterState Bank, N.A., one of our former subsidiary banks which was merged into out lead subsidiary bank. Mr. Bingham’s thirty plus years experience in the real estate business, from the perspective of both the borrower and lender, is a valuable resource and insight that is shared with the Board as it sets real estate lending strategy and policy.

G. Robert Blanchard, Jr., (Age: 48); Year first elected a Director: 2005;  Mr. Blanchard is Chairman and President of WRB Enterprises, Inc., a diversified holding company. Mr. Blanchard has served as a director of The Bank of Tampa, a $1 billion commercial bank in Tampa, Florida, since 1997. He has served as a director of CenterState since 2005. He was a founding director of CenterState Bank of Florida, N.A., which the Company acquired in 2002. He also was a director of CenterState Bank, N.A. which was merged into our lead subsidiary bank in 2010. In addition to his many years experience as a director of various banks, Mr. Blanchard also contributes his organizational skills and experience from operating a variety of corporations.

C. Dennis Carlton, (Age: 59); Year first elected a Director: 2008;  Mr. Carlton is President and owner of Mid-State Realty Company (1975 – present) and a cattle rancher and citrus grower (1976 – present). He is also a director of Farm Credit of Central Florida, an active investor in the central Florida real estate, including citrus groves, land acquisition and development, office buildings and mini warehouses. Mr. Carlton was a founding director of Valrico State Bank, and has served as a director on its board for over twenty years. Mr. Carlton is highly skilled and knowledgeable about real estate in central Florida and his insight and opinion regarding real estate values and operations is a valuable resource which is frequently used by the Board and the Company.

John C. Corbett, (Age: 43); Year first elected a Director: 2011;  Mr. Corbett is the Executive Vice President of CenterState Holding Company (2007 to present) and he is also the President, Chief Executive Officer and a Director of CenterState Bank of Florida, N.A., (2003 to present). Prior to becoming President and CEO of the bank he served as its Executive Vice President and Chief Credit Officer (2000 to 2003). Prior to joining the CenterState group in 1999, he worked with Mr. Pinner as Vice Present of Commercial Banking at First Union National Bank in Florida (1990 to 1999). Because of his leadership roles since the founding of the company, he brings a strong historical perspective and working knowledge of our Company which the Board believes contributes considerable value as part of the Board’s deliberations and decision making process.

Griffin A. Greene, (Age: 53);  Mr. Greene is President of Greene’s Citrus Management, Inc. and an officer or partner in numerous family owned citrus businesses including grove ownership, management and marketing of citrus. Mr. Greene served on the Board of Indian River National Bank from 1999 through 2004 and served as its Chairman from 2002 through 2004. Mr. Greene also served on the Alabama National Bancorp from 2004 until it was acquired by RBC Bank in 2009. Mr. Greene also served on the Audit Committee of the Board and as the Audit Committee Chairman from 2006-2008. From 1995 to 1999 Mr. Greene served on the Governing Board of the St. Johns River Water Management District. Mr. Greene’s long tenure in banking as well as small businesses gives him insight into the lending relationship necessary for sound and effective lending. Mr. Greene is a graduate of the University of Florida.

Charles W. McPherson, (Age: 64);  Mr. McPherson is a retired executive with thirty-seven years of experience as a senior level banking executive in Central Florida. Mr. McPherson served as Chairman, President and CEO of SunTrust Bank, Mid-Florida, a $1.5 billion bank with 26 branches in Central Florida between 1988 and 2008. Previously, he was the Chairman, President and CEO of Sun First National Bank of Polk County (1986 – 1988); Group President of Sun First National Bank of Polk County (1984 – 1986); Chairman, President and CEO of Flagship State Bank of Polk County (1979 – 1984); and Executive Vice President of Flagship Bank of Okeechobee (1974 – 1979). Mr. McPherson is also serving as a director of the Company’s lead subsidiary bank, CenterState Bank of Florida, N.A. since April 2011. Mr. McPherson brings his lengthy and extensive experience and his historical and in-depth insight from both the perspective of our industry and its evolution, as well as from the perspective of the primary markets that the Company serves. The Nominating Committee believes Mr. McPherson will contribute considerable value as part of the Board’s deliberations and decision making process.

G. Tierso Nunez II, (Age 58); Year first elected a Director: 2004;  Mr. Nunez is a Certified Public Accountant and, since 1992, has served as President and owner of GT Nunez & Associates, P.A., a public accounting firm. Mr. Nunez has thirty five years of accounting and auditing experience, thirty two years of which he served as an independent auditor in the public accounting field, and two years he served as the Chief Financial Officer of a Florida banking institution. Mr. Nunez spent the first ten years of his career as an auditor with Coopers and Lybrand, now known as PricewaterhouseCoopers (PwC), of which three years were spent on a special assignment in the Firm’s National Office in New York City. Mr. Nunez has served as the designated financial expert on the Audit Committee of CenterState Banks, Inc. since 2004 and brings a wealth of experience both as a preparer and auditor of financial statements of public and private enterprises. In 2011, Mr. Nunez also assumed the role as Chairman of the audit committee.

Thomas E. Oakley, (Age 69); Year first elected a Director: 2002;  Mr. Oakley is President of Oakley Groves, Inc., an integrated citrus business including grove ownership, grove management and trucking company related to the distribution of citrus products. He was also a past director of Alico, Inc., a public company (agricultural and land management business) (1992 – 2005). Mr. Oakley was a director of CenterState since 2002. He was also a founding director of CenterState Bank of Florida, N.A., which was acquired by CenterState in 2002. Mr. Oakley serves on the audit committee, chairs the compensation committee and chairs the nominating committee. Mr. Oakley energetically contributes his many years of experience as an entrepreneur and his skills for formulating and evaluating business strategies.

Ernest S. Pinner, (Age 64); Year first elected a Director: 2002;  Mr. Pinner is Chairman of the Board, Chief Executive Officer and President of CenterState Holding Company. He has been actively involved in the banking business in Central Florida over the past forty years. Mr. Pinner is also the chairman and/or director of each of the Company’s two subsidiary banks. He was the founding President and CEO of CenterState Bank of Florida, N.A., which was acquired by the Company in 2002. He was a director of CenterState Bank MidFlorida, N.A., which was acquired by the Company in 2006. Prior to joining the CenterState group in 1999, he had a lengthy career with First Union Bank and was the area President and Senior Vice President of First Union National Bank between 1986 and 1999. Mr. Pinner brings a lifetime of banking experience at all levels of a financial institution (both regional and community banking), to the Board of Directors of CenterState.

William Knox Pou, Jr. (Age 55);  Mr. Pou is the Executive Vice President of W.S. Badcock Corporation (dba Badcock Home Furniture & More) where he is responsible for the retail operations of stores in eight states throughout the southeastern United States. Mr. Pou has spent his entire adult life with this organization and has been involved in all aspects of its operations including the consumer credit division as well as personally owning and operating several stores during the 1970’s as an independent dealer. Mr. Pou is a director of CenterState Bank of Florida, N.A., the Company’s lead subsidiary bank, where he has served on the compensation committee and the audit committee. He was also a founding director of the First National Bank of Polk County in 1992, one of the initial three banks which were merged together to form the Company. Mr. Pou’s value to the Board comes from his thirty plus years of experience and insight in consumer credit and collections as well as his experiences and skill operating multi-unit, multi-state operations. Mr. Pou is a graduate of Mercer University, Macon, Georgia.

J. Thomas Rocker, (Age 69); Year first elected a Director: 1999;  Mr. Rocker is a retired executive and investor. Between 1970 and 2001, he was the CEO and owner of Arctic Services, Inc. Mr. Rocker was a founding director of CenterState. He was also a founding director of the First National Bank of Polk County in 1992, one of the initial three banks which were merged together to form the Company. Mr. Rocker was also a past director of CenterState Bank of Florida, N.A., the Company’s lead subsidiary bank. Mr. Rocker is a member of the audit committee and compensation committee, and prior Chairman of the audit committee for many years. Mr. Rocker contributes his many years of experience as an entrepreneur and his skills for formulating and evaluating business strategies.

Joshua A. Snively (Age47);  Mr. Snively is President and CEO of Florida Chemical Company, Inc., a leading manufacturer and supplier of citrus oils to global markets. He has been with the company since 1995 and one of four owners. Mr. Snively transformed the company from a family owned and operated business to a professionally managed operation with an independent board of directors. The company has manufacturing facilities in Florida and Texas. Prior to joining Florida Chemical, Mr. Snively was Vice President of Commercial Agriculture Finance at SunTrust Bank and was a commercial lender for Farm Credit of Central Florida. He graduated with a B.S. in Finance and Citrus Management from Florida Southern College. Mr. Snively has been serving as a director of the Company’s lead subsidiary bank, CenterState Bank of Florida, N.A., since January 2009. He is also a member of its loan committee. Mr. Snively’s commercial finance experience and his understanding of family owned businesses provides valuable insight to the Company as it develops its lending strategy and policy.

Director Independence

CenterState’s common stock is listed on the NASDAQ Global Select Market. NASDAQ requires that a majority of CenterState’s directors be “independent,” as defined by the NASDAQ’s rules. The Board of Directors has determined that a majority of our directors are independent. In determining director independence, the Board considers all relevant facts and circumstances, including the NASDAQ rules. The Board considers the issue not only from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. The Board of Directors has determined that the following nine of our eleven current directors are independent under the NASDAQ guidelines: Messrs. Bingham, Blanchard, Carlton, Judge, Lupfer, Munns, Nunez, Oakley and Rocker. Although Mr. Munns is independent pursuant to the NASDAQ guidelines, he is not considered independent pursuant to the Sarbanes-Oxley Act of 2002, and as such is not permitted to be an audit committee member (see, “CERTAIN RELATED TRANSACTIONS” included in this proxy statement). As members of management, Mr. Pinner and Mr. Corbett are not considered independent. Messrs. Judge, Lupfer and Munns are not director nominees this year and, accordingly, their terms of office will end at the Annual Meeting. Messrs. Greene, McPherson, Pou and Snively are first time director nominees this year. The Nominating Committee has determined that each is considered independent pursuant to NASDAQ guidelines. As such, assuming all director nominees are elected at the April shareholder meeting, 10 of the Company’s 12 director nominees are considered independent pursuant to NASDAQ guidelines.

Board Leadership Structure and the Board’s Role in Risk Oversight

Currently, CenterState’s Chief Executive Officer also serves as its Chairman of the Board. The Board of Directors maintains flexibility with respect to combining or separating the positions of Chairman and Chief Executive Officer. The Board believes such flexibility permits CenterState to select the most qualified candidate for the position of Chairman, including a member of management, if the Board believes he or she will provide the most effective leadership for CenterState. Currently, CenterState does not have a “lead” independent director

The CenterState Board believes that its leadership structure does not affect its risk oversight. CenterState has been, and continues to be, a strong advocate of Board independence and has put into place measures to see that its directors provide independent oversight. The Board believes that it also has established substantial independent oversight of management. For example, 10 of the 12 CenterState director nominees are independent under the NASDAQ guidelines. In addition, each of the Board’s major committees, including the Audit, Compensation, and Nominating Committees is comprised solely of independent directors. Also, CenterState’s non-management directors meet in executive session periodically without management in attendance. This means that oversight of critical matters such as the integrity of CenterState’s financial statements, executive compensation (including compensation of the executive officers), the selection of directors and the evaluation of the Board and key Committees is entrusted to independent directors.

Management is responsible for day-to-day management of the risks CenterState faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Board manages its risk oversight function of CenterState as follows. First, the Audit Committee, whose members are independent as defined above, meet with management, internal audit or the Company’s independent auditors each quarter to review the earnings press release and Form 10-Q. They ask questions of management as well as the auditors. Each quarter, they have the opportunity to meet with the independent auditors privately, without management present. All of the Board members receive monthly written reports which include month to date and year to date financial metrics as well as credit metrics, both on a consolidated basis and on a bank level basis. The financial data is compared to the annual budget which is approved by the Board on an annual basis, as well as actual prior year results. Second, the Compensation Committee, who members are also independent, has hired a professional compensation consultant, and has met with the consultant, with management present and without management present, and based on the reports of the consultant has determined that the Company’s compensation incentive programs do not encourage unnecessary risks that could threaten the value of the institution. Lastly, at the close of each Board of Directors meeting during the past year (excluding telephonic meetings) the directors have an executive session, in private, without any management present. The Board does not believe that CenterState’s compensation policies and practices encourage excessive or unnecessary risk-taking or are reasonably likely to result in a material adverse effect on CenterState.

Additional Corporate Governance Information and Code of Ethics

For additional information about our corporate governance, please refer to our website at www.centerstatebanks.com under Investor Relations/Governance Documents. Information available at this website includes our Code of Ethics and the charters of each of the committees of the Board. This information is also available in print, free of charge upon request addressed to: CenterState Banks, Inc., Attention: Chairman and Chief Executive Officer, 42745 U.S. Highway 27, Davenport, Florida 33837.

Information about the Board of Directors and Its Committees

Our Board of Directors held nine meetings during the year ended December 31, 2011, of which four were by telephone. See “DIRECTOR COMPENSATION” for a history of attendance by each director. Our Board of Directors had appointed three committees during 2011. Certain information regarding the functions of these standing committees, their membership, and the number of meetings held during 2011 follows:

Our Board has established a loan review and approval process for the largest and more complex credit arrangements. Each of our subsidiary banks has a board of directors who have the overall responsibility for lending for that particular bank. Our directors have representation at the director level at each of our subsidiary banks, and Chairman Pinner either chairs or is represented on each of these boards. Any loan in excess of $2 million or credit relationship in excess of $4 million is reported to the corporate Board of Directors for its review and comments. In essence, the corporate Board of Directors monitors the activities of the larger more complex credit arrangements.

For information regarding our Nominating Committee, see “DIRECTOR COMPENSATION” and “NOMINATING COMMITTEE.”

For information regarding our Audit Committee, see “DIRECTOR COMPENSATION” and “AUDIT COMMITTEE REPORT.”

For information regarding our Compensation Committee, see “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis,” “DIRECTOR COMPENSATION” and “COMPENSATION COMMITTEE REPORT.”

We do not have a policy that requires directors to attend the Annual Meeting. All members of the Board attended last year’s Annual Meeting.

Executive Officers

The following lists our executive officers, all positions held by them in CenterState, including the period each such position has been held, a brief account of their business experience during the past five years and certain other information including their ages. Executive officers are appointed annually at the organizational meeting of the Board of Directors, which follows our annual meeting of shareholders, to serve until a successor has been duly elected and qualified or until his death, resignation, or removal from office. Information concerning directorships, committee assignments, minor positions and peripheral business interests has not been included.

Ernest S. Pinner, (Age 64);  Chairman of CenterState Bank Central Florida, N.A. and CenterState Bank, N.A. (2002 to December 2010, at which time these two banks were merged into CenterState Bank of Florida, N.A.); Chairman of CenterState Bank of Florida, N.A. (2002 to present); Chairman of the Board (2004 to present), Chief Executive Officer and President (2002 to present) and Executive Vice President (2000 to 2001) of CenterState Holding Company; Director of Valrico State Bank (2007 to present); President and Chief Executive Officer of CenterState Bank of Florida N.A. (2000 to 2003); Chairman of CenterState Bank Mid Florida (2004 to 2007); Area President and Senior Vice President of First Union National Bank (1986 to 1999).

John C. Corbett, (Age 43);  Executive Vice President of CenterState Holding Company (2007 to present) and Director (2011 to present); President, Chief Executive Officer and Director of CenterState Bank of Florida, N.A. (2003 to present); Executive Vice President and Chief Credit Officer of CenterState Bank of Florida, N.A. (2000 to 2003); Vice President of Commercial Banking at First Union National Bank in Florida (1990 to 1999). Mr. Corbett is the brother-in-law of Mr. Young, the Company’s Treasurer and the Executive Vice President and Chief Operating Officer of the Company’s lead subsidiary bank.

James J. Antal, (Age 60);  Senior Vice President, Chief Financial Officer and Corporate Secretary of CenterState Holding Company (November 1999 to present); self-employed certified public accountant (November 1998 to November 1999); Senior Vice President, Chief Financial Officer and Treasurer of Trumbull Savings and Loan Company (August 1992 to November 1998); Senior Vice President and Chief Financial Officer of Metropolitan Savings Bank of Cleveland (1984-1992); Auditor and consultant with Deloitte & Touche, LLP, Cleveland office (1981-1984).

Stephen D. Young, (Age 35);  Senior Vice President and Treasurer of CenterState Holding Company (May 2010 to present); Executive Vice President and Chief Operating Officer of CenterState Bank of Florida, N.A. (December 2010 to present); Executive Vice President and Chief Financial Officer of CenterState Bank of Florida, N.A. (2002 to 2010); Senior accountant with the NCT Group CPAs LLP (2001 to 2002); and with Deloitte & Touche LLP (1998 to 2001). Mr. Young is the brother-in-law of Mr. Corbett, the Company’s Executive Vice President and President and CEO of the Company’s lead subsidiary bank.

Daniel E. Bockhorst, (Age 48);  Corporate Chief Risk Officer (2010 to present) and Executive Vice President of subsidiary bank, CenterState Bank of Florida, N.A. effective December 2010. Director of special loans, Florida, for the Royal Bank of Canada, USA (2008-2010); Executive Vice President and Senior Lender for Indian River National Bank (2004-2008); Senior Vice President Commercial Lender, Fifth Third Bank (1986-2004).

Rodney A. Anthony , (Age 44);  Senior Vice President and Chief Operations Officer of CenterState Holding Company (July 2009 to present); Director of Information Technology (February 2005 to July 2009). Beginning December 2010 Mr. Anthony assumed the position of Executive Vice President of Operations and Technology at our lead subsidiary bank, CenterState Bank of Florida, N.A. Previous to joining the Company, Mr. Anthony had 12 years of information technology, logistics and strategic sourcing experience in various industries including international experience.

Jerry L. Ball, (Age 59);  President and Chief Executive Officer of Valrico State Bank (1997 to present); Executive Vice President and Cashier of Valrico State Bank (1989-1997); Vice President of First Union Bank (1980-1989).

Management and Principal Stock Ownership

The following sets forth, as of February 29, 2012, the stock ownership of each of our directors and nominees for directors, our named executive officers, and all directors and executive officers as a group. To our knowledge, the only shareholders who owned more than 5% of the outstanding shares of CenterState common stock on February 29, 2012 were: Wellington Management Co., LLP (8.66%), 75 State Street, Boston, MA 02109; Heartland Advisors, Inc. (5.96%), 789 North Water Street, Milwaukee, WI 53202; and BlackRock, Inc. (5.69%), 40 East 52nd Street, New York, NY 10022.

Director Nominees	Amount and Nature of Beneficial Ownership (a)	Percentage of CenterState common stock (a)
James H. Bingham	146,130 shares (e)	0.49%
G. Robert Blanchard, Jr.	321,478 shares (f)	1.07%
C. Dennis Carlton	165,534 shares (g)	0.55%
John C. Corbett	93,778 shares (h)	0.31%
Griffin A. Greene	53,943 shares (i)	0.18%
Charles W. McPherson	(j)	— %
G. Tierso Nunez II	19,800 shares (k)	0.07%
Thomas E. Oakley	253,931 shares (l)	0.84%
Ernest S. Pinner	295,820 shares (m)	0.98%
William K. Pou, Jr.	71,458 shares (n)	0.24%
J. Thomas Rocker	67,876 shares (o)	0.23%
Joshua A. Snively	7,692 shares (p)	0.03%

Current Directors who are not Nominees for a new term
Bryan W. Judge	119,928 shares (q)	0.40%
Samuel L. Lupfer, IV	133,408 shares (r)	0.44%
Rulon D. Munns	14,048 shares (s)	0.05%

Named Executives
Ernest S. Pinner	295,820 shares (m)	0.98%
John C. Corbett	93,778 shares (h)	0.31%
James J. Antal	66,525 shares (t)	0.22%
Stephen D. Young	28,200 shares (u)	0.09%
Daniel E. Bockhorst	15,208 shares (v)	0.05%

All Directors, Director Nominees and Executive
Officers as a group
(20 individuals)	1,942,531 shares	6.37%

Other 5% owners
Wellington Management Co., LLP (b)	2,601,920 shares (b)	8.66%
Heartland Advisors, Inc. (c)	1,791,320 shares (c)	5.96%
BlackRock, Inc. (d)	1,709,414 shares (d)	5.69%

(a)

Information relating to beneficial ownership of CenterState common stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days from February 29, 2012. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, nominees and directors continuing in office are named as beneficial owners of shares as to which they may disclaim any beneficial interest.

(b)	Information is as of December 31, 2011 as reported by Wellington Management Co., LLP on its SEC Form 13G filing. Wellington Management Co., LLP is located at 75 State Street, Boston, MA 02109.

(c)	Information is as of December 31, 2011 as reported by Heartland Advisors, Inc on its SEC Form 13G filing. Heartland Advisors, Inc. is located at 789 North Water Street, Milwaukee, WI 53202.

(d)	Information is as of December 31, 2011 as reported by BlackRock, Inc. on its SEC Form 13G filing. BlackRock, Inc. is located at 40 East 52nd Street, New York, NY 10022.

(e)	James H. Bingham. The nature of his beneficial ownership is as follows: 56,934 shares are held by a trust he controls, 3,976 shares are owned jointly with his spouse, 484 shares are owned by his spouse, 3,512 shares are owned by a company he controls, 1,222 shares are owned by a dependent child, 75,202 shares are owned individually, including those held in his retirement account, and 4,800 shares represent presently exercisable options. (No shares are pledged as security.)

(f)	G. Robert Blanchard, Jr. The nature of his beneficial ownership is as follows: 7,644 shares are owned individually, 309,034 shares are owned by a corporation he controls and 4,800 shares represent presently exercisable options. (237,350 shares are pledged as security.)

(g)	C. Dennis Carlton. The nature of his beneficial ownership is as follows: 65,422 shares are held by several Trusts he controls, 99,312 shares are owned individually and 800 shares represent presently exercisable options. (99,312 shares are pledged as security.)

(h)	John C. Corbett. The nature of his beneficial ownership is as follows: 4,490 shares are owned by his IRA account, 40,288 shares are owned individually and 49,000 shares represent presently exercisable options. (No shares are pledged as security.)

(i)	Griffin A. Greene. The nature of his beneficial ownership is as follows: 22,743 shares are held individually including an IRA and SEP, 21,350 shares are owned jointly with spouse and 9,850 shares are owned by a partnership he controls. (37,493 shares are pledged as security.)

(j)	Charles W. McPherson. Mr. McPherson does not currently own any shares of the Company’s common stock, but intends to acquire a position. See the Company’s recently adopted stock ownership guidelines for directors.

(k)	George Tierso Nunez II. The nature of his beneficial ownership is as follows: 15,000 shares are owned individually and within his IRA and 4,800 shares represent presently exercisable options. (No shares are pledged as security.)

(l)	Thomas E. Oakley. The nature of his beneficial ownership is as follows: 153,266 shares are owned by a Trust he controls, 690 shares are owned by a dependent child, 900 shares are owned by his spouse, 94,275 shares are owned individually and 4,800 shares represent presently exercisable options. (153,266 shares are pledged as security.)

(m)	Ernest S. Pinner. The nature of his beneficial ownership is as follows: 65,020 shares are owned individually including amounts in his IRA and 230,800 shares represent presently exercisable options. (32,180 shares are pledged as security.)

(n)	William K. Pou, Jr. The nature of his beneficial ownership is as follows: 61,691 shares are owned jointly with his spouse and 9,767 shares are owned by a Trust he controls. (No shares are pledged as security.)

(o)	J. Thomas Rocker. The nature of his beneficial ownership is as follows: 31,770 shares are owned individually including those held in his IRA account, 7,430 shares are owned jointly with his spouse, 5,000 are owned by a Trust he controls, 18,876 shares are owned by his spouse and 4,800 shares represent presently exercisable options. (No shares are pledged as security.)

(p)	Joshua A. Snively. The nature of his beneficial ownership is as follows: all 7,692 shares are owned individually. (No shares are pledged as security.)

(q)	Bryan W. Judge. The nature of his beneficial ownership is as follows: 964 shares are owned individually, 114,164 shares are owned jointly with his spouse, and 4,800 shares represent presently exercisable options. (71,422 shares are pledged as security.)

(r)	Samuel L. Lupfer, IV. The nature of his beneficial ownership is as follows: 99,208 shares are owned by a Trust he controls, 400 shares are owned by a dependent child, 29,000 shares are owned individually in his retirement account and 4,800 shares represent presently exercisable options. (No shares are pledged as security.)

(s)	Rulon D. Munns. The nature of his beneficial ownership is as follows: 9,248 shares are owned jointly with spouse and 4,800 shares represent presently exercisable options. (No shares are pledged as security.)

(t)	James J. Antal. The nature of his beneficial ownership is as follows: 12,525 are owned individually and 54,000 shares represent presently exercisable options. (No shares are pledged as security.)

(u)	Stephen D. Young. The nature of his beneficial ownership is as follows: 11,200 shares are owned individually and 17,000 shares represent presently exercisable options. (No shares are pledged as security.)

(v)	Daniel E. Bockhorst. The nature of his beneficial ownership is as follows: 6,000 shares are owned jointly with his spouse, 200 shares are owned by his spouse and 9,008 shares are owned individually including within his IRA. (No shares are pledged as security.)

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Company Performance

In 2011, we reported net income of $7.9 million, or $0.26 per share. The driving force behind our current year earnings was two successful acquisitions. The first was the purchase of four branches, approximately $114 million of deposits and approximately $121 million of performing loans selected by the Company’s due diligence team, from TD Bank, N.A. The second was the acquisition of Federal Trust Corporation from The Hartford Insurance Group, Inc. Only selected performing loans were purchased in both transactions and both transactions have put back options for any loan that becomes 30 days past due during certain periods up to two years from the date of acquisition in the TD Bank, N.A. transaction and one year in the Federal Trust Corporation acquisition. The two acquisitions combined resulted in the Company recognizing a bargain purchase gain of approximately $57 million.

Partly due to the sale of loans in the wholesale market, the Company was able to reduce its non-performing assets (“NPA”) from $78.5 million at December 31, 2010 to $49.3 million at December 31, 2011. The ratio of NPAs as a percentage of the sum of total non-covered loans (i.e. not covered by FDIC loss share agreements) plus OREO (repossessed real estate) plus ORA (other repossessed assets) decreased from 8.32% at December 31, 2010 to 4.36% at December 31, 2011, a reduction of 47.6%.

During the summer of 2011, the Company was able to hire a seasoned CEO in Jacksonville, Florida, with the intent to develop a market presence in Jacksonville. We further leveraged on this strategy with the acquisition of First Guaranty Bank and Trust Company of Jacksonville, a $377 million, eight branch, 65 year old institution, with a profitable Trust business, pursuant to an FDIC assisted transaction, in January 2012.

Summary of Key Compensation Decisions

•

Chief Executive Officer Compensation: Mr. Pinner’s salary remains at $350,000 (no change on January 1, 2011 or January 1, 2012). For 2011, Mr. Pinner was awarded an annual incentive equal to $310,450, of which $103,483 was payable in cash and the remainder deferred cash that may be paid in two years subject to the change in stock price, credit quality levels, and continued employment. The award was determined based on near maximum levels of achievement for both holding company ROA and NPA reduction goals.

•

Other Named Executive Officer Compensation: Salaries for Messrs. Antal ($202,000); Young ($180,000); Bockhorst ($180,000) remained the same (no changes on January 1, 2011 or January 1, 2012). Mr. Corbett’s salary was increased from $275,000 to $286,000 effective August 1, 2011 as a result of superior performance. Due to Company performance, the CFO received an annual incentive near maximum. Due to the bank subsidiary company performance, the remaining officers received payments near the maximum. Half of the awards were paid in cash, the other half in deferred cash to be paid in two years subject to the same restrictions as the CEO.

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we held an advisory vote on the approval of the compensation of our named executive officers (the “Say-on-Pay” vote) at our 2011 annual shareholders meeting. The results were that 72.8% of the shareholders who voted on our Say on Pay proposal voted in favor of it. While an overall passing vote was achieved, the Compensation Committee and board considered comments received from shareholders and advisors. Accordingly, the Compensation Committee made the following changes:

•

As discussed in our Compensation Discussion and Analysis (“CD&A”) last year, our 2011 incentive plan guidelines were redesigned to move the Company to a singular incentive plan approach based upon achieving both profit and credit quality goals. The guidelines also called for at least 50% of any award for the SEOs to be held back for two years and to be paid based upon achievement of credit quality goals. The goal of the plan is simple: to deliver sound profitable results to the Company and its shareholders now and in the future. The details of the plan and its results in terms of incentive compensation awards are provided within this current year CD&A.

•

In February 2012, the Compensation Committee instituted the following changes with regard to stock ownership requirements and certain other incentive compensation matters which take effect beginning in 2012:

1.	all senior executive officers are now required to hold at least 50% of any future Company common stock received, net after tax, pursuant to an exercise of a stock option and/or restricted stock grant as long as he/she remains an employee of the Company;

2.	at least 50% of director compensation will be paid in the Company’s common stock up until the time the director owns Company common stock in an amount of at least three times the director’s annual director compensation;

3.	within three years, each director is required to own Company common stock in the amount of at least two times the director’s annual director compensation;

4.	no future agreements with existing or new employees or directors will contain provisions for tax gross-up payments pursuant to section 280G of the Internal Revenue Code; and

5.	all new bonus and incentive payments to SEOs and certain other senior executive officers will be subject to claw back provisions such that the executive will return to the Company any bonus or incentive compensation paid to him or her by the Company if such bonus or incentive compensation payment is paid based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

For additional information regarding our risk management practices, including as to compensation, see “Compensation Risk Management” in this CD&A and “ELECTION OF DIRECTORS—Board Leadership Structure and the Board’s Role in Risk Oversight.”

Role of Executives in Setting Pay

Our CEO works closely with the Compensation Committee in establishing executive compensation and overall bonus and incentive payments. The CEO evaluates the performance of the other senior executives, and, based on these performance evaluations, market compensation surveys, and other data, he will then make recommendations to the Compensation Committee and shares with them the basis for his recommendations. The Committee, at its discretion, may accept, approve, reject or modify the CEO’s recommendation. The CEO also presents bonus payment recommendations in the aggregate and seeks the Committee’s approval. The Committee evaluates the CEO’s performance and determines his compensation without the CEO present.

Use of Compensation Consultants

We engaged the compensation consulting firm of McLagan, an Aon Hewitt company during 2011 to advise and assist the Compensation Committee on all its various responsibilities. McLagan assisted both the Company and the lead subsidiary bank with their respective compensation needs during the course of 2011. McLagan reports to the Compensation Committee and the committee has full authority to manage any and all projects that McLagan performs for the Company.

McLagan was instructed by the Compensation Committee to provide the following services in 2011:

•	Assisted the Company in its preparation of compensation disclosures as required under the SEC’s rules with respect to this proxy statement.

•	Revised the Company’s compensation peer group of publicly-traded financial institutions that is comparable to the Company in asset size (presented later in this analysis).

•

Reviewed the competitiveness of the compensation elements currently offered by the Company to its top executives, including base salary, annual incentive or bonus, long-term incentives (stock options and restricted stock), all other compensation, and changes in retirement benefits as compared to that of the customized peer group.

•	Provided recommendations and observations regarding the potential alignment of the Company’s executive compensation practices with the Company’s overall business strategy and culture relative to the market as defined by the peer group, including review of the current performance based programs with respect to the cash incentive plan and made recommendations for the 2011 and 2012 fiscal year plans.

•	Reviewed the competitiveness of board compensation including retainers, meeting fees, and stock grants.

•	Analyzed the existing employment and change-in-control agreements and estimated the potential cost of certain termination events.

•	Assisted the Company in its annual risk assessment of all incentive compensation programs.

Early in 2010, the Committee amended the Company’s Incentive Compensation Guidelines (“Guidelines”), based on recommendations from McLagan, to include a partial deferral of annual cash incentive compensation awards for a period of two years and make the potential payments contingent on the level of certain future credit metrics. In 2011, the Committee reaffirmed the use of the existing Guidelines, and modified the goals for 2012, based on recommendations from McLagan. The Committee reviewed the CD&A with management and reviewed, discussed and analyzed each incentive compensation plan, including the 2012 goals, with the Company’s senior risk officer and McLagan, as well as senior management.

Compensation Benchmarking

The Committee takes into account a number of factors when determining pay levels for the SEOs. The Committee evaluates both quantitative factors of how the Company is performing, how the local markets we operate in are performing in the current economic environment, and market based compensation information as well as qualitative factors such as how the individual SEO is performing, internal pay equity, unusual or extraordinary events, etc. Specifically related to compensation, the Compensation Committee utilizes comparisons to our peers as a benchmark of the Company’s compensation to the peer group companies. We believe, however, that a benchmark should be just that—a point of reference for measurement—but not the sole factor for our executives’ compensation. Further, given the limitations associated with comparative pay information for setting individual executive compensation the Committee may elect to not use the comparative compensation information at all in the course of making compensation decisions.

The Compensation Committee established our current peer group of companies in 2011. With the assistance of our compensation consultant, the Committee reviews the composition of the peer group annually to ensure that companies are relevant for comparative purposes. During 2011 the peer group was formed based upon the following criteria: banks with assets from $1.2 billion to $3.9 billion; located in AL, AR, FL, GA, LA, MS, NC, SC, TN, TX, VA or WV; return on average equity > -25%, non-performing assets as a percent of assets < 9%, and a commercial loan portfolio as a percent of the total portfolio > 45%. Note in the table below “LTM” denotes values as of the last twelve months.

Company Name	State	Assets 9/30/11 ($000)	Return on Average Equity (ROAE) LTM (9/30/11) (%)	Non-Performing Assets / Assets (NPAs/Assets) LTM (9/30/11) (%)
Carter Bank & Trust	VA	3,839,299	8.13	2.04
Home BancShares Inc.	AR	3,622,166	5.54	2.58
First Bancorp	NC	3,302,698	2.94	3.60
Simmons First National Corp.	AR	3,293,348	8.86	1.46
ViewPoint Financial Group Inc	TX	3,235,278	5.64	0.70
Ameris Bancorp	GA	3,010,379	7.87	4.32
StellarOne Corp.	VA	2,957,841	3.26	2.87
State Bank Finl Corp.	GA	2,675,360	12.94	0.13
Cardinal Financial Corp.	VA	2,554,482	10.12	0.46
Capital City Bank Group Inc.	FL	2,523,972	2.80	5.67
First Community Bancshares Inc	VA	2,220,092	7.54	1.39
BNC Bancorp	NC	2,197,758	-0.33	3.86
Seacoast Banking Corp. of FL	FL	2,051,037	-3.63	6.29
Yadkin Valley Financial	NC	2,047,131	-11.22	5.56
NewBridge Bancorp	NC	1,699,930	2.66	4.11
Southeastern Bank Finl Corp.	GA	1,609,426	9.67	2.34
Wilson Bank Holding Company	TN	1,555,754	6.35	2.57
1st United Bancorp Inc.	FL	1,247,774	2.40	3.71
CenterState Banks	FL	2,153,805	-2.27	3.53

When making compensation determinations for the Company’s named executives, the compensation committee focuses on total compensation that is generally competitive with the 50th percentile of the market at target levels of performance. The findings for the Company compared to the peer group during 2011 revealed that for named executive officers, salaries ranged from 18% below to 3% above the peer group median and target levels of total direct compensation ranged from 5% below to 11% above the peer group median.

Compensation Components

Our compensation plan for the SEOs includes base salary, cash based short-term annual incentives, long-term incentives, employment agreements, split dollar agreements and deferred compensation arrangements. This section describes each component’s design and intent.

Base Salary. We strive to pay competitive base salaries to attract and retain our executives. We primarily use the proxy peer group supplemented by published industry surveys as our guide to determine various salary ranges. Base salaries for the named SEOs are generally reviewed and adjusted effective with the first day of January each year. The base salaries of the SEOs were not increased effective January 1, 2011 and also were not increased effective January 1, 2012. However, Mr. Corbett’s base annual salary was increased from $275,000 to $286,000 effective August 1, 2011.

Annual Incentives. Our SEOs can receive annual cash bonus payments determined by formulas that are correlated to (1) earnings, in terms of return on average assets (“ROA”) and (2) reduction in non-performing assets (“NPA”), for the particular business unit. We use these metrics in terms of the performance of our consolidated Company with regard to the performance measurement of our CEO and CFO. Our other three SEOs are measured based on these performance metrics at our lead subsidiary bank level, in addition to certain departmental goals. Each of these metrics is weighted in terms of a percentage of the SEO’s total award, as summarized in the box below.

	ROA Goal	NPA Goal	Dept Goal	Total
measured at the consolidated company level
Pinner	50%	50%	n/a	100%
Antal	50%	50%	n/a	100%
measured at the lead subsidiary bank level
Corbett	50%	50%	n/a	100%
Young	37.5%	37.5%	25%	100%
Bockhorst	37.5%	37.5%	25%	100%

Our year 2011 ROA and NPA reduction thresholds, targets and maximums along with results for 2011 are listed in the box below. Departmental goals are financial and non-financial goals that are specific to particular departments.

	Year 2011 Threshold	Year 2011 Target	Year 2011 Maximum	Year 2011 Results(1)	Year 2011 Results(2)
ROA	0%	0.25%	0.50%	0.36%	0.54%
NPA reduction	0%	25.0%	50.0%	47.6%	49.4%

(1) Year 2011 results for the consolidated Company, used in the case of the Company’s CEO and CFO.

(2) Year 2011 results for the Company’s lead subsidiary bank, used in the case of Messrs. Corbett, Young and Bockhorst. The lead bank results were combined with the losses incurred at our non bank subsidiary, R4ALL, because the non-performing loans held for disposition at R4ALL came from the lead subsidiary bank and two other subsidiary banks which were merged into our lead bank in December 2010.

The Company’s 2011 consolidated ROA and NPA reduction was 0.36% and 47.6%, respectively. The CEO and CFO potential bonus awards are based on these two metrics, each given a 50% weight factor. The maximum 2011 award the CEO could earn is equal to 100% of his base salary and the maximum award the CFO could earn is 85% of his base salary.

The Company’s lead subsidiary bank’s 2011 ROA and NPA reduction was 0.54% and 49.4%, respectively. As indicated above, the lead subsidiary bank’s results included the losses of our non bank subsidiary R4ALL, because the non-performing assets held for disposition at R4ALL came from the lead subsidiary bank and two other subsidiary banks that were merged into the lead bank during December 2010. Messrs. Corbett, Young and Bockhorst potential bonus awards are based on these two metrics. In the case of Mr. Corbett, these two metrics are each given a 50% weight factor. The maximum 2011 award Mr. Corbett could earn is equal to 85% of his base salary. In the case of Messrs. Young and Bockhorst, a set of additional factors were added for specific departmental goals. In this case the weight factors are 37.5% for ROA, 37.5% for NPA reduction and 25% for specific departmental goals. The maximum 2011 awards Messrs. Young and Bockhorst could earn are equal to 65% and 45% of their base salaries, respectively.

Our SEO threshold, target and maximum incentive awards for 2011 are listed in the box below, along with the actual awards for 2011.

	2011 Payout Opportunity						2011 Award
	Threshold		Target $	Target % of Salary	Max $	Max % of Salary	Total Award	Total Award % of Salary	Current (1)	Deferred (2)
Pinner	$	---	$233,450	66.7%	$350,000	100.0%	$310,450	89%	$103,483	$206,967
Antal	$	---	$114,534	56.7%	$171,700	85.0%	$152,308	75%	$76,154	$76,154
Corbett	$	---	$162,162	56.7%	$243,100	85.0%	$240,670	84%	$120,335	$120,335
Young	$	---	$77,940	43.3%	$117,000	65.0%	$116,124	64%	$58,062	$58,062
Bockhorst	$	---	$54,000	30.0%	$81,000	45.0%	$79,452	44%	$39,726	$39,726

Note 1: Current portion of the 2011 cash award, paid to SEOs in February 2012.

Note 2: Deferred portion of the 2011 cash award. These are potential future cash awards that could be paid to the SEOs in two years subject to certain terms and conditions described below.

As described earlier, our incentive compensation plans are guidelines. Once the amounts are calculated based on the formula guidelines, they must be approved by the Compensation Committee before any payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines.

Incentive compensation payments awarded to our SEOs contain a holdback provision to ensure long-term focus on credit quality. By holding back a portion of the annual bonus payment, and making the payment contingent upon credit quality metrics, helps mitigate potential unnecessary risks and the potential for manipulation of reported earnings to enhance the compensation of the employee. A portion of the incentive compensation award is paid currently and a portion will be deferred for two years. The specific allocations for each SEO are shown in the table below. The amount of the deferred cash payment will equal the holdback percentage at date of determination (the last day of the performance year) and will be increased or decreased based on the change of the closing price of the Company’s common stock, as reported by NASDAQ, between the end of the performance year and the vesting date, two years in the future. The average stock price five days before and five days after the last trading day of the year is the metric used in the calculation. In addition, there are several other contingencies placed on the executive. First, the SEO must remain employed over the full two year period; otherwise the deferred amount is forfeited. Second, the credit quality needs to achieve certain performance thresholds over the two year deferral period. The credit quality is measured through a comparison to its peer group, as shown below, with regard to the average NPA ratio (NPA ratio is defined as non-performing assets divided by the sum of loans plus OREO plus ORA) over the eight quarters beginning with the end of the performance year and ending on the two year anniversary date.

	Incentive Compensation Allocation		Deferred Payment Credit Triggers NPA Ratio relative to Peer Group
	Current Payment	Deferred Payment	No Payment	1/3 Payment	2/3 Payment	Payment at Maximum
Peer group – All Florida banks with assets between $300 million and $3 billion that are five years or older
			< 40th Percentile	40th – 50th Percentile	50th – 60th Percentile	>= 60th Percentile
Pinner	33.3%	66.7%
Antal	50%	50%
Corbett	50%	50%
Young	50%	50%
Bockhorst	50%	50%

In addition to the credit metric requirements discussed above, other trigger events that would preclude the payment of an annual incentive award are: (1) regulatory action that prevents the Company or the subsidiary bank from paying any dividends or any other restrictive measure as decided by the Compensation Committee; (2) failure to maintain well-capitalized status with regard to Tier 1 risk based capital and Tier 1 leverage ratios; and (3) the Committee exercising its right to modify incentive awards to reflect extraordinary and unusual events or circumstances outside the control of management. Beginning in 2012, any payments made to our SEOs are subject to claw back provisions for any bonus or incentive compensation payment that is based on materially inaccurate financial statements or other materially inaccurate performance metric criteria.

Stock Based Compensation. Our Compensation Committee and/or Board of Directors award incentive stock options (“ISOs”) and restricted stock grants. Generally these awards are granted to our executives for the purpose of long-term incentives, as well as to more closely align the executive’s interest to our long-term interests. These stock based awards generally have ten-year lives with vesting periods ranging from three to ten years. We believe larger grants with longer vesting periods are a better tool to help us tie our executives to us and discourage our competitors from recruiting our best talent. We also believe that by granting long-term stock based awards to our executives, it better aligns the interest of the executives with the interest of our shareholders. Stock based compensation received by each named executive was determined by the Committee based solely on its judgment and discretion. The Compensation Committee, in their discretion, granted a long term stock award to Mr. Antal on August 15, 2011 for 1,000 shares of our common stock which will vest at a rate of 200 shares per year over a five year period. No other equity based compensation was awarded to any of our SEOs during 2011.

Employment Agreements. Each of our named SEOs, except for Mr. Bockhorst has an Employment Agreement. On July 13, 2010 the Company entered into employment agreements with Messrs. Corbett, Antal, and Young. Mr. Corbett’s and Mr. Antal’s agreements were filed as Exhibits 10.4 and 10.5, respectively, to our Form 8-K filed July 14, 2010. Mr. Young’s agreement was filed as Exhibit 10.14 to our Form 10-K filed March 7, 2011. On February 11, 2011, the Company entered into an employment agreement with Mr. Pinner, which was filed as Exhibit 10.1 to our Form 8-K filed February 14, 2011. The agreements provide for the following:

•

Term of Employment. Each employment agreement has a term of employment of three years from the effective date of the agreement. On the first anniversary date of the effective date and on each anniversary thereafter, the agreement is automatically extended for one additional year unless the Board of Directors or executive determines not to extend the term.

•

Reimbursement of Business Expenses and Fringe Benefits. Subject to guidelines issued from time to time by the Company, the SEO is entitled to reimbursement for all reasonable business expenses incurred performing his duties and obligations, including but not limited to reasonable business travel and entertainment expenses, including country club memberships, and reasonable expenses for attendance at periodic industry and trade association meetings and conferences.

•	Vacation and sick leave. The SEO is entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by the Company.

•	Employee Benefit Plans. The SEO s entitled to participate in the employee benefit plans presently in effect or as these plans may be modified or added from time to time.

•

Disability Insurance. The Company will reimburse the SEO (except for Messrs. Pinner) the cost to purchase and maintain disability insurance coverage providing a monthly disability benefit to age 65 not to exceed the lesser of (x) 60% of base salary or (y) $25,000. The amount reimbursed by the Company will be grossed up to compensate the SEO for related Federal and State income taxes imposed on the SEO as a result of the reimbursement.

•	Incentive Bonus Plans. The SEO is entitled to participate in the incentive bonus plans, applicable to his employment position, in accordance with policies and procedures established from time to time.

•

Severance and Change in Control payments. If the SEO voluntarily terminates with good reason or is involuntarily terminated without cause, he will be entitled to a lump sum cash payment equal to one times (two times in the case of Mr. Pinner) the highest annual compensation as reported on the SEO’s Form W-2 over the three-year period immediately preceding the year in which notice of employment termination is given, pursuant to the terms of the Agreement. If a Change in Control occurs during the term of the Agreement, the SEO will be entitled to a cash payment equal to two and one half times (three times in the case of Messrs. Corbett and Young) the highest annual compensation as reported on the SEO’s Form W-2 over the three-year period immediately preceding the year in which the Change in Control occurs. In addition, if the payment imposes any excise tax on the SEO under Sections 280G and 4999 of the Internal Revenue Code of 1986, then the Company is required to make an additional payment equal to the excise tax payable by the SEO plus an amount necessary to provide the excise tax payment net of all income, payroll and excise taxes that would otherwise be incurred by the SEO.

•

Non-Compete and Non-Solicitation. The SEOs are prohibited from competing with or soliciting business relationships or soliciting Company employees for a period of one year subsequent to termination, except following a change in control.

See the discussion entitled “Potential Payments upon Termination or Change in Control” under “Executive Compensation” which provides the amount of compensation each SEO would receive under various termination events based upon the employment agreements.

Split Dollar Agreements. Each of our named executives, except for Mr. Bockhorst, has a Split Dollar Agreement, whereby we purchased single premium life insurance on the executive. If the executive dies while still employed with us, his beneficiary is entitled to a benefit equal to 50% of the Net Death Proceeds. If death occurred at December 31, 2011, the amount each SEO’s beneficiary would be entitled to receive is $222,096, $81,647, $81,128 and $73,584 in the case of Messrs. Pinner, Antal, Corbett and Young, respectively. If death occurs after separation from service, and if, pursuant to the Split-Dollar Agreement, the executive has a Vested Insurance Benefit (as defined in the Agreement) at the date of death, the executive’s beneficiary is entitled to a benefit equal to 10% of the Net Death Proceeds. We believe this is another way of helping to retaining our executives. The form of the Split Dollar Agreement was filed as Exhibit 10.1 to the Company’s Form 8-K dated January 11, 2006.

Deferred Compensation Agreements. During 2010, each SEO, except Mr. Pinner and Mr. Bockhorst, entered into a Supplemental Executive Retirement Plan (“SERP”) with the Company. Mr. Pinner entered into a similar agreement in December 2008. The plans are nonqualified deferred compensation arrangements that are designed to provide supplemental retirement income benefits to participants. Upon termination of employment on or after normal retirement at age 65, the participant will receive a monthly retirement income benefit equal to a fixed dollar amount in the case of Mr. Pinner, and equal to a percentage of Final Pay in the case of Messrs. Corbett, Antal, and Young. Final Pay is defined as the executive’s highest annualized base salary for the five years prior to separation from service. The percentage of Final Pay is 35% in the case of Mr. Corbett and Mr. Young, and 20% in the case of Mr. Antal. Mr. Pinner’s annual benefit is $150,000. See the discussion entitled “Pension Benefits” which provides a description and the potential amount of retirement benefits each SEO would receive under various termination events based upon the SERP agreements. The agreements include one year non-compete and non-solicitation restrictions, except following a change in control.

Compensation Risk Management

Background: The Company’s Compensation Committee completed a review of all incentive plans (defined broadly as cash plans, equity plans, employment agreements and executive benefits plans) in place during fiscal year 2011 that apply throughout the Company. The assessment of the incentive plans was performed by the Company’s senior risk officer in coordination with its external consultant, McLagan and entailed thorough discussions of each plan’s design and operation. The assessment followed the parameters of the Guidance on Sound Incentive Compensation Policies finalized in 2010 that apply to all banking organizations. The findings were reviewed by both senior management and the Compensation Committee.

The Company utilized a 27 factor evaluation list provided by McLagan to evaluate its incentive plans. Major categories included compensation program administration, overall compensation structure, general incentive plan design and payout curves, performance metrics, equity compensation, and termination provisions.

Conclusion: The purpose of this review was to determine whether the risks related to the design and operation of these plans, if present, are reasonably likely to have a material adverse effect on the Company. We believe that our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company.

The various factors which support this conclusion include:

•	The oversight of the executive incentive plan and long-term incentive plan by the Compensation Committee of the Board of Directors;

•	Management oversight of key plans and programs, including approving target level payouts, setting financial and operating goals, and approving payouts;

•	Vesting and stock holding requirements which encourage a long-term perspective among participants;

•	A preference for performance measures which result in payments only upon achievement of ultimate financial results; and

•	Centralized administration and oversight of plans and programs.

Annual Incentive Guidelines for Fiscal Year 2012

Annual Incentive Guidelines. We are using the same basic plan for 2012 as we did in 2011, except that we have modified the goals and adjusted the weights. Consistent with previous plans, the 2012 incentive compensation plans are guidelines. Once the amounts are calculated based upon the formula guidelines, the amounts must be approved by the Compensation Committee before any payment is made. The Compensation Committee, in its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines.

Our SEOs can receive annual cash bonus payments determined by formulas that are correlated to (1) earnings, in terms of return on average assets (“ROA”); (2) reduction in non-performing assets (“NPA”); and (3) operating expense reduction. Each of these metrics is weighted in terms of a percentage of the SEO’s total award, as summarized in the box below.

	ROA Goal	NPA Goal	Expense Reduction Goal	Total
Pinner	50%	25%	25%	100%
Antal	50%	25%	25%	100%
Corbett	50%	25%	25%	100%
Young	50%	25%	25%	100%
Bockhorst	50%	25%	25%	100%

Our year 2012 ROA, NPA reduction and expense reduction thresholds, targets and maximums are listed in the box below.

	Year 2012 Threshold	Year 2012 Target	Year 2012 Maximum
ROA	0.10%	0.30%	0.60%
NPA reduction	0%	25%	50%
Expense reduction	5%	15%	20%

Our SEO threshold, target and maximum incentive awards for 2012 are listed in the box below.

	Incentive Opportunities – percentage of Base Salary			Incentive Opportunities – absolute dollar amounts
	Threshold or below	Target	Maximum	Threshold or below	Target	Maximum
Pinner	0.0%	66.7%	100.0%	$0	$233,450	$350,000
Antal	0.0%	56.7%	85.0%	$0	$114,534	$171,700
Corbett	0.0%	56.7%	85.0%	$0	$162,162	$243,100
Young	0.0%	43.3%	65.0%	$0	$77,940	$117,000
Bockhorst	0.0%	30.0%	45.0%	$0	$54,000	$81,000

Fifty percent of any 2012 incentive compensation awarded to any of our SEOs will be deferred for two years and will be adjusted up or down based on the change in the Company’s common stock price, will be subject to the same credit metric as the 2011 awards, will be subject to claw back provisions, and will have other constraints and conditions similar to those described under “Compensation Components—Annual Incentives” in this Compensation, Discussion and Analysis.

Summary Compensation Table

The table below summarizes the compensation for our Principal Executive Officer, our Principal Financial Officer and our three other highest paid executive officers for the years presented, collectively our Named Senior Executive Officers, or SEOs. Below this table and footnote explanation, is a subsidiary table listing the components of all other compensation. In the table directly below, equity and cash awards are shown in their entirety in the year the award related to, even if it does not vest for a lengthy period of time and/or if it is conditional upon certain events and or criteria.

name and principal position	year	salary ($)	bonus ($)	stock awards ($)	option awards ($)	non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	all other compensation ($)	Total ($)
Ernest S. Pinner,	2011	$350,000	$103,483	---	---	$16,900 (6)	$244,547 (7)	$29,240	$744,170
Principal Executive	2010	$350,000	$16,900	---	---	---	$232,252 (7)	$32,531	$631,683
Officer, Chairman,	2009	$350,000	$60,500	$60,492 (2)	---	---	$219,956 (7)	$14,899	$705,847
President, and Chief
Executive Officer
James J. Antal,	2011	$202,000	$76,154	$5,780 (3)	---	$12,600 (6)	$63,594 (7)	$16,960	$377,088
Principal Financial	2010	$202,000	$12,600	$109,200 (4)	---	---	$30,332 (7)	$20,117	$374,249
Officer, Senior Vice	2009	$190,000	$27,000	$26,998 (2)	---	---	---	$14,553	$258,551
President, Chief
Financial Officer, and
Corporate Secretary
John C. Corbett,	2011	$279,583	$120,335	---	---	$66,855 (6)	$60,374 (7)	$18,758	$545,905
Executive Vice President and	2010	$262,500	$110,733	$655,200 (5)	---	---	$26,695 (7)	$18,793	$1,073,921
Subsidiary Bank President	2009	$210,000	$85,567	$80,000 (2)	---	---	---	$12,040	$387,607
and Chief Executive
Officer (CenterState
Bank of Florida, N.A.)
Stephen D. Young,	2011	$180,000	$58,062	---	---	---	$31,545 (7)	$14,075	$283,682
Treasurer and	2010	$180,000	$86,840	$546,000 (5)	$107,250 (1)	---	$15,327 (7)	$14,598	$950,015
Subsidiary Bank Executive	2009	$140,000	$103,711	$21,700 (3)	---	---	---	$10,159	$275,570
Vice President (CenterState
Bank of Florida, N.A.)
Daniel E. Bockhorst, (8)	2011	$180,000	$39,726	---	---	---	---	$18,200	$237,926
Chief Risk Officer and	2010	$135,000 (8)	$19,045	$60,550 (3)	---	---	---	$2,800	$217,395
Subsidiary Bank Executive	2009	---	---	---	---	---	---	---	---
Vice President (CenterState
Bank of Florida, N.A.)

(1) Represents the estimated fair value of incentive stock options awarded as of the grant date. Exercise prices range from a low of $10.92 per share to a high of $15.87 per share. The terms are ten years and the vesting periods range from five to nine years as of the date of grant.

(2) A portion of the annual cash bonus payment was paid in restricted stock that did not vest until December 21, 2011, two years after the grant date. The value of the award is equal to the number of shares granted times the market value of the shares as reported by NASDAQ on the close of business on the date of grant, pursuant to ASC Topic 718.

(3) Restricted stock grants that vest over a period of five years. The value of the award is equal to the number of shares granted times the market value of the shares as reported by NASDAQ on the close of business on the date of grant, pursuant to ASC Topic 718.

(4) Restricted stock grant that vest over a period of seven years. The value of the award is equal to the number of shares granted times the market value of the shares as reported by NASDAQ on the close of business on the date of grant, pursuant to ASC Topic 718.

(5) Restricted stock grant that vest over a period of ten years. The value of the award is equal to the number of shares granted times the market value of the shares as reported by NASDAQ on the close of business on the date of grant, pursuant to ASC Topic 718.

(6) Represents a portion of 2010’s incentive performance bonus that is a potential cash payment to be paid in two years from the end of the performance year subject to meeting certain future credit related metrics. The amount is reported as 2011 compensation because it’s accounted for under ASC Topic 718, due to the change in value being based on the Company’s stock price and thus is reported in the year granted versus the year earned. The deferred cash award granted in 2012 will be reported as 2012 compensation in the 2013 proxy statement.

(7) Represents the change in the accrual balance relating to Supplemental Executive Retirement Plans (“SERPs”) entered into between the Company and the executive listed above.

(8) Mr. Bockhorst was hired on April 1, 2010.

Subsidiary Table – All Other Compensation

name of SEO	year	Company contributions to 401(K) Plan (1)	country club dues	Director fees	disability insurance payments (2)	all other (3)	Total
Ernest S. Pinner	2011	$7,272	$6,851	$13,650	---	$1,467	$29,240
	2010	$6,899	$7,678	$16,550	---	$1,404	$32,531
	2009	$7,143	$6,432	---	---	$1,324	$14,899
James J. Antal	2011	$8,080	$2,454	---	$4,864	$1,562	$16,960
	2010	$8,080	$5,644	---	$4,864	$1,529	$20,117
	2009	$7,600	$5,464	---	---	$1,489	$14,553
John C. Corbett	2011	$9,753	$3,163	---	$4,677	$1,165	$18,758
	2010	$9,772	$3,183	---	$4,677	$1,161	$18,793
	2009	$8,403	$2,570	---	---	$1,067	$12,040
Stephen D. Young	2011	$7,200	$3,240	---	$2,525	$1,110	$14,075
	2010	$7,237	$3,724	---	$2,525	$1,112	$14,598
	2009	$5,602	$3,448	---	---	$1,109	$10,159
Daniel E. Bockhorst (4)	2011	$7,200	---	---	---	$11,000	$18,200
	2010	$1,800	---	---	---	$1,000	$2,800
	2009	--- (4)	---	---	---	---	---

(1) The Company matches employee contributions up to 4% of qualifying compensation for substantially all of its employees.

(2) The Company has made cash payments to certain executives related to long term disability insurance pursuant to the terms of the executive’s employment agreement.

(3) Included in this category are certain contributions paid by the Company to the employee’s H.S.A. health insurance account and the imputed value of certain BOLI split dollar agreements. In the case of Mr. Bockhorst, it includes a partial forgiveness of a $50,000 loan which is forgiven over a five year period at a rate of $10,000 per year subject to his continued employment with the Company.

(4) Mr. Bockhorst was hired on April 1, 2010.

For 2011, salary and bonus comprised the following percentage of total compensation for each or our named executives as listed below.

2011 salary and bonus as a percentage of total compensation
	combined salary and bonus	as percentage of total compensation
Ernest S. Pinner	$453,483	61%
James J. Antal	$278,154	74%
John C. Corbett	$399,918	73%
Stephen D. Young	$238,062	84%
Daniel E. Bockhorst	$219,726	92%

Grants of Plan-Based Awards

We did not grant plan-based awards to any of the named executives during 2011 or in prior years. Both the cash incentive plan and any stock awards are ultimately made on a discretionary basis. Our named executives have received incentive stock option grants and restricted stock grants during 2011 and in years prior to 2011, but they were not plan-based. These options were awarded at the discretion of the Compensation Committee and/or the Board of Directors. Some of our executive’s 2010 cash bonus payments were partially deferred for a period of two years. This potential deferred payment is subject to certain future credit metrics, and could possibly be reduced to zero. These deferred payments were included in the Summary Compensation Table above, and described in note 6 to that table.

Restricted stock grants and incentive stock option grants awarded to our named executives during 2011 are listed in the table below.

Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
James J. Antal	8/15/11	---	---	---	---	---	---	1,000	---	$5.78	$5,780

Outstanding Equity Awards at December 31, 2011

The table below identifies each incentive stock option award and restricted stock award granted to the named executives that remains outstanding at December 31, 2011. Pursuant to our Incentive Equity Incentive Plan (“Plan”), our Compensation Committee and/or Board of Directors may award incentive stock option grants (“ISOs”) or Restricted Stock Awards (“RSAs”) to employees at their discretion. Options issued pursuant to our Plan are issued at an exercise price equal to the market value as of the grant date. The closing price of our common stock on the grant date, as reported by NASDAQ, is used to determine market value. Each award granted prior to April 24, 2007 has a ten year term and vests 25% at the date of grant and 25% each year thereafter (i.e. 100% vested in three years). Awards granted pursuant to our 2007 Equity Incentive Plan also have ten year terms, with various vesting periods ranging from three to nine years. Unexercised stock options terminate upon the termination of employment, except for death, disability, change of control, or normal retirement. Unvested restricted stock awards terminate upon termination of employment, except for death or change of control. We do not have any pre-determined dates, schedules, procedures or policies for granting equity based compensation awards. Grants are awarded at the discretion of our Compensation Committee and/or Board of Directors.

Outstanding Equity Awards at December 31, 2011

	Option awards					Stock awards
	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($#)
name and principal position	exercisable	unexercisable
Ernest S. Pinner	10,000	---	---	$9.75	01/14/13	---	---	---	---
	200,000	---	---	$15.50	12/14/14	---	---	---	---
	15,600	10,400 (1)	---	$15.16	02/05/18	---	---	---	---
James J. Antal	10,000	---	---	$9.755	12/09/13	---	---	---	---
	20,000	---	---	$15.50	12/14/14	---	---	---	---
	9,000	21,000 (2)	---	$15.16	02/05/18	---	---	---	---
	12,000	8,000 (3)	---	$15.87	12/09/18	---	---	---	---
	---	---	---	---	---	8,572 (6)	$56,747 (5)	---	---
	---	---	---	---	---	1,000 (9)	$5,780 (5)	---	---
John C. Corbett	12,000	---	---	$9.50	01/21/13	---	---	---	---
	20,000	---	---	$9.60	10/14/13	---	---	---	---
	10,500	24,500 (2)	---	$15.16	02/05/18	---	---	---	---
	3,000	7,000 (2)	---	$13.40	04/29/18	---	---	---	---
	---	---	---	---	---	54,000 (7)	$357,480 (5)	---	---
Stephen D. Young	4,000	---	---	$9.55	02/18/13	---	---	---	---
	6,000	14,000 (2)	---	$15.16	02/05/18	---	---	---	---
	2,500	22,500 (2)	---	$10.92	02/02/20	---	---	---	---
	---	---	---	---	---	800 (8)	$5,296 (5)	---	---
	---	---	---	---	---	45,000 (7)	$297,900 (5)	---	---
Daniel E. Bockhorst	---	---	---	---	---	4,000 (10)	$26,480 (5)	---	---

(1)	These options will vest and became exercisable at a rate of 20% per year commencing on February 5, 2009 and become 100% vested on February 5, 2013.
(2)	These options vest and are exercisable at a rate of 10% per year during the first eight years and 20% during the ninth year.

(3)	These options vest and are exercisable at a rate of 20% per year commencing on December 9, 2009 and become 100% vested on December 9, 2013.
(4)	These are restricted stock grants awarded on December 21, 2009 and become exercisable on December 21, 2011.
(5)	Market value is based on the closing price of the Company common stock at December 31, 2011 ($6.62) times the number of unvested restricted shares.
(6)	These are restricted stock grants award on February 2, 2010 and are exercisable over a seven year period from the grant date.
(7)	These are restricted stock grants award on February 2, 2010 and are exercisable over a ten year period from the grant date.
(8)	These are restricted stock grants award in 2009 and are exercisable over a four year period from the date of grant.
(9)	These are restricted stock grants award on August 15, 2011 and are exercisable over a five year period from the grant date at a rate of 200 shares per year.
(10)	These are restricted stock grants award on May 10, 2010 and are exercisable over a five year period from the grant date at a rate of 1,000 shares per year.

Option Exercises and Stock Vested

Stock awards acquired on vesting and stock options exercised by our named executives during 2011 are listed in the table below.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Ernest S. Pinner	4,889	$31,314	5,839	$36,260
James J. Antal	2,063	$13,214	4,034	$26,993
John C. Corbett	---	---	13,722	$93,374
Stephen D. Young	---	---	5,400	$40,298
Daniel E. Bockhorst	---	---	1,000	$5,750

Stock Option Plans

On April 24, 2007, our shareholders approved the CenterState 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan replaced the 1999 Plan discussed below. The 2007 Plan authorizes the issuance of up to 1,350,000 shares of the Company common stock. Of this amount, 1,250,000 shares are allocated to employees, all of which may be issued as incentive stock options, and 100,000 shares are allocated to directors. During 2011, we granted employee incentive stock options for 4,000 shares, with an exercise price of $5.78 per share, pursuant to this plan. Options were granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant and vesting occurs over a nine year period. In addition to incentive stock options, we also granted 18,500 shares of restricted stock awards (“RSAs”) pursuant to the 2007 Plan during 2011. The RSAs vest within a range of five to ten years.

In 1999, the Company authorized 730,000 common shares for employees of the Company under an incentive stock option and non-statutory stock option plan (the “1999 Plan”). Options were granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant. Options became 25% vested immediately as of the grant date and continued to vest at a rate of 25% on each anniversary date thereafter until fully vested. There were no stock options granted pursuant to the 1999 Plan subsequent to December 31, 2006. The 2007 Plan, discussed above, replaced the 1999 Plan. At December 31, 2011 there were 326,704 stock options outstanding which were granted pursuant to the 1999 Plan, all of which were currently exercisable. No future stock options will be granted from this Plan.

In addition to the 1999 Plan, the Company assumed and converted the stock option plans of its subsidiary banks consistent with the terms and conditions of their respective merger agreements. These options are all vested and exercisable. At December 31, 2011, they represented exercisable options for 66,800 shares of the Company’s common stock.

In 2004, the Company’s shareholders authorized an Employee Stock Purchase Plan (“ESPP”). The number of shares of common stock for which options may be granted under the ESPP is 400,000, which amount shall be increased on December 31 of each calendar year. At December 31, 2011, there were no options outstanding pursuant to this plan, and no activity occurred during the twelve month periods ending December 31, 2011, 2010, 2009, 2008 and 2007 relating to our ESPP.

All of our equity compensation plans have been approved by our shareholders. Subsequent to the April 24, 2007 approval of the CenterState 2007 Equity Incentive Plan, management froze the 1999 Plan and the ESPP and does not intend to grant future awards from either plan.

A summary of the status of our stock option plans at December 31, 2011 is presented below:

	December 31, 2011
	Number	Weighted Average Exercise Price
Stock Options
Options outstanding at January 1, 2011	1,265,054	$13.59
Granted	4,000	$5.78
Exercised	(14,903)	$6.41
Forfeited	(125,847)	$10.26

Options outstanding at December 31, 2011	1,128,304	$14.03

Options exercisable at December 31, 2011	628,384	$14.45

Weighted average fair value of options granted during the period per share	$2.46

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders:
Officer and employee stock option plan (1999 Plan) and assumed stock options issued by CenterState Holding Company subsidiary banks that were outstanding as of the time of their acquisition	393,504	$14.36
2007 Equity Incentive Plan	734,800	13.85	398,333 (1)
Employee Stock Purchase Plan (“ESPP”)	---	---	1,741,422 (2)
Equity compensation plans not approved by shareholders:	---	---	---
Total	1,128,304	$14.03	2,139,755
(1)	Also excludes 179,152 shares of restricted stock awards granted pursuant to the 2007 Equity Incentive Plan and unissued as of December 31. 2011.
(2)	Management has frozen the ESPP and does not intend to grant future awards pursuant to this Plan.

Pension Benefits

The Company has entered into Supplemental Executive Retirement Plans (“SERP”) with certain of its executive officers. The plans are nonqualified deferred compensation arrangements that are designed to provide supplemental retirement income benefits to participants. Upon termination of employment on or after normal retirement at age 65, the participant will receive a monthly retirement income benefit equal to a fixed dollar amount in the case of Mr. Pinner, and equal to a percentage of Final Pay in the case of Messrs. Corbett, Antal and Young. Final Pay is defined as the executive’s highest annualized base salary for the five years prior to separation from service. The percentage of Final Pay is 35% in the case of Mr. Corbett and Mr. Young and 20% in the case of Mr. Antal.

Summary of Mr. Pinner’s SERP agreement:

On December 30, 2008, the Company entered into a SERP agreement with Mr. Pinner. Pursuant to the terms of the SERP, upon normal retirement date, defined as December 15, 2013, Mr. Pinner will be entitled to an annual benefit of $150,000. The Company will distribute the annual benefit to Mr. Pinner in 12 consecutive monthly payments for a period of fifteen years. If Mr. Pinner becomes disabled before his normal retirement date he will be entitled to an annual benefit of $150,000 for a period of fifteen years. If Mr. Pinner’s employment is terminated prior to his normal retirement, he is entitled to the related accrual balance as of the date of termination to be paid in cash in a lump sum within thirty days following separation of service. Mr. Pinner is vested 100% in the current accrual balance, which is $833,374 at December 31, 2011. If a change of control occurs prior to Mr. Pinner’s normal retirement date, he is entitled to a lump sum cash payment of $1,366,187 plus a potential additional cash payment if any benefit payable under this plan or any other agreement would create an excise tax under the excess parachute rules of Internal Revenue Code Section 280G.

Summary of SERP agreements with Messrs. Corbett, Young and Antal:

On July 13, 2010, the Company entered into SERP agreements with Messrs. Corbett, Young and Antal. Pursuant to the terms of the SERP agreements, upon normal retirement date, defined as age 65, Messrs. Corbett, Young and Antal will be entitled to 35%, 35% and 20%, respectively, of their Final Pay. Final Pay is defined as the executive’s highest annualized base salary for the five years prior to separation from service. Based on the assumptions summarized below, the expected annual benefits Messrs. Corbett, Young and Antal could be entitled to receive starting at age 65 is approximately $365,290, $388,337, and $49,153, respectively. The annual benefit payments will be paid for the life of the executive with an eighteen year certain payment. In the case of Messrs. Corbett and Young, the expected annual benefit payment that they are expected to receive at age 65 will increase by 3.25% each year thereafter.

Assumptions used to arrive at estimated annual benefits at age 65 include using an annual discount rate of 6% and projecting the estimated Final Pay by using annual average projected salary increases of 6.25%, 6.25% and 4.00% for Messrs. Corbett, Young and Antal, respectively.

Early Retirement: An executive can elect early retirement at age 55 or older if the executive has at least 15 years of service. Upon early retirement, the annual benefit will be reduced based on the Accrual Balance as of the month end prior to separation from service.

Early Voluntary Termination: If early voluntary termination occurs, the benefit payable is the Accrual Balance determined as of the end of the month preceding separation from service subject to vesting. The executive is 0% vested in his Accrual Balance until December 30, 2014. Starting at December 31, 2014, the executive is 50% vested in his Accrual Balance and shall become 100% vested in his Accrual Balance on December 31, 2019.

Early Involuntary Termination: If Early Involuntary Termination occurs the benefit is 100% of the Accrual Balance determined as of the end of the month preceding separation from service plus the projected accruals for the next 60 months following separation from service for the first five years of the plan. Beginning with the sixth plan year the benefit amount will equal the projected Accrual Balance as of the end of the tenth plan year. During the eleventh plan year and beyond, the benefit amount will equal the Accrual Balance as of the end of the month preceding separation from service.

Disability Benefit: If the executive becomes disabled prior to normal retirement, the benefit is 100% of the Accrual Balance determined as of the end of the month preceding such disability.

Change in Control Benefit: If a Change in Control occurs prior to normal retirement age, the benefit will be the present value determined as of the date of the Change in Control, using a 6% discount rate, of the present value, also using a 6% discount rate, of the eighteen year stream of payments of the projected benefit at normal retirement age.

Based on assumptions discussed above, the table below summarizes the annual projected normal retirement benefit at commencement for our named executives.

	commencement date	projected annual retirement benefit at commencement
Ernest S. Pinner	12/15/13	$150,000
John C. Corbett	11/15/33	$365,290
James J. Antal	12/2/16	$49,153
Stephen D. Young	3/2/41	$388,337

The SERP Agreements for Messrs. Pinner, Corbett, Antal and Young can be located on Form 8-K Exhibit 10-1 filed on December 31, 2008, Form 8-K Exhibits 10.1 and 10.2 filed on July 14, 2010, and Form 10-K Exhibit 10.8 filed on March 7, 2011, respectively.

2011 Pension Table

Name	Plan Name	number of years credited service	present value of accumulated benefit	payments during last fiscal year
Ernest S. Pinner	SERP agreement 12/30/08	12	$833,374	---
John C. Corbett	SERP agreement 7/14/10	12	$87,069	---
James J. Antal	SERP agreement 7/14/10	12	$93,926	---
Stephen D. Young	SERP agreement 7/14/10	9	$46,872	---

Potential Payments upon Termination or Change in Control

The Company has previously entered into employment agreements (“Agreement(s)”) with Messrs. Pinner, Corbett, Antal and Young. Mr. Corbett’s and Mr. Antal’s Agreements were filed as Exhibits 10.4 and 10.5, respectively, to our Form 8-K filed July 14, 2010. Mr. Young’s Agreement was filed as Exhibit 10.10 to our Form 10-K filed March 7, 2011. Mr. Pinner’s Agreement was filed as Exhibit 10.1 to our Form 8-K filed February 14, 2011.

For additional information on severance and change in control payments to which the executives are entitled, see “Compensation, Discussion and Analysis—Compensation Components.”

Our Named SEOs did not have any in the money unvested stock options at December 31, 2011. The following table summarizes the payments that would have been made to our Named SEOs at December 31, 2011 pursuant to their Agreements and under the circumstances indicated.

2011 Potential Payments upon Termination or Change in Control Table

Executive Benefits and Payments upon Termination	Voluntary with good reason	Voluntary	Involuntary without cause	Involuntary for cause	CIC	Death	Disability
Ernest S. Pinner
Salary	$847,882	---	$847,882	---	$1,101,768	---	---
SERP	$833,374	$833,374	$833,374	$833,374	$1,366,187	$833,374	$1,366,187
BOLI split dollar agreement	---	---	---	---	---	$222,096	---
Potential payment for tax gross-up pursuant to Sections 280G and 4999 of the IRC	---	---	---	---	$386,709	---	---
John C. Corbett
Salary	$463,008	---	$463,008	---	$982,698	---	---
SERP	---	---	$409,071	---	$1,374,180	$87,069	$87,069
BOLI split dollar agreement	---	---	---	---	---	$81,128	---
Restricted stock grants (1)	---	---	---	---	$357,480	---	---
Potential payment for tax gross-up pursuant to Sections 280G and 4999 of the IRC	---	---	---	---	$1,069,304	---	---
James J. Antal
Salary	$231,982	---	$231,982	---	$574,679	---	---
SERP	---	---	$433,003	---	$402,538	$93,926	$93,926
BOLI split dollar agreement	---	---	---	---	---	$81,647	---
Restricted stock grants (1)	---	---	---	---	$63,367	---	---
Potential payment for tax gross-up pursuant to Sections 280G and 4999 of the IRC	---	---	---	---	$312,641	---	---
Stephen D. Young
Salary	$283,685	---	$283,682	---	$797,020	---	---
SERP	---	---	$215,053	---	$941,893	$46,872	$46,872
BOLI split dollar agreement	---	---	---	---	---	$73,584	---
Restricted stock grants (1)	---	---	---	---	$303,196	---	---
Potential payment for tax gross-up pursuant to Sections 280G and 4999 of the IRC	---	---	---	---	$815,951	---	---
Daniel E. Bockhorst
Restricted stock grants (1)	---	---	---	---	$26,480	---	---

Note 1: Acceleration of vesting related to restricted stock grants. Value used in the table above is equal to the amount of unvested restricted shares at December 31, 2011 times $6.62 per share, the market value of the Company’s common stock at December 31, 2011 as reported by NASDAQ.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee (the “Committee”) reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

In addition, the Committee reviewed with the senior risk officer the incentive compensation arrangements (collectively the “incentive plans”) of the named SEOs, employee groups and any individual employees and made all reasonable efforts to ensure that incentive plans are balanced with respect to risk to both the Company and subsidiary Banks and, specifically, do not encourage the SEOs, any employee or employee group to take unnecessary and excessive risks that threaten the value of CenterState

The Committee is composed of four members, each of whom is an independent director under the NASDAQ rules. The members are Messrs. Oakley (Chairman), Judge and Rocker, and Ms. Gregg-Strimenos. These are the same independent director members who served on this Committee in the prior year. Ms. Strimenos resigned from the Board of Directors and the Committee effective November 21, 2011. The Board appointed Director Lupfer to the Committee on November 21, 2011 to fill Ms. Strimenos’s vacancy. Each year, at the first board of directors’ meeting following the annual shareholders’ meeting, which generally occurs either late in April or early May, the Board appoints committee members, including Committee members, to serve on the appointed committee for a period of one year (i.e. until the first board meeting following next year’s annual shareholders’ meeting). The Chairman of the Board, who is also the President and Chief Executive Officer, generally attends the Committee meetings and helps facilitate the process. However, he does not have a vote and is not present during executive sessions.

The Committee has adopted a Charter (“Compensation Committee Charter”) which was approved by the Company’s Board of Directors. A copy of the Compensation Committee Charter is included on the Company’s website at www.centerstatebanks.com under Investor Relations / Governance Documents. The Charter describes the Committee’s purpose, membership requirements, authority and responsibilities. The Committee meets as often as necessary to carry out its responsibilities. Meetings can be called by any member of the Committee. During 2011, the Committee held three meetings in person and one by telephone. The Committee’s authority and responsibilities, as described in the Charter, are as follows:

In general, our Board of Directors has established the Compensation Committee to, among other duties: (1) approve aggregate bonus payments for our Company; (2) review and approve the compensation of our named SEOs based on recommendations of our CEO; (3) evaluate the performance and determine the compensation of our CEO; (4) review and evaluate all incentive compensation arrangements within the Company, including subsidiary Banks, to ensure that they are balanced from an overall risk perspective; and (5) review, evaluate and either approves or submits to the full Board of Directors any other material aspect of compensation from a Company perspective that arises during the course of a given fiscal year.

Compensation Committee

Thomas E. Oakley, Chairman

J. Thomas Rocker

Bryan W. Judge

Samuel L. Lupfer, IV

DIRECTOR COMPENSATION

We currently have 11 directors, two of whom are also named executive officers. Ernest S. Pinner is our Principal Executive Officer, President and CEO and Mr. Corbett, our Executive Vice President and is the President and CEO of our lead subsidiary bank. Mr. Pinner is also the Chairman of our Board of Directors. Effective April 1, 2010, Mr. Pinner began to receive customary director fees, Mr. Corbett does not received director fees The remaining nine directors received fees for attending board meetings and for committee meetings for 2011 as listed below.

Board of Director fees

Each director, except for Mr. Corbett, received a fee of $750 for each meeting attended. They each received a fee of $250 for any telephonic meeting in which they participated, except for Mr. Corbett. We do not pay retainer fees to any of our directors except those members of the audit committee described below.

Audit Committee fees

Members of our Audit Committee, except for Mr. Nunez, the committee chairman and our designated “financial expert” pursuant to the Sarbanes-Oxley Act of 2002, each received a fee of $700 per meeting attended on days other than board of directors meeting days. If the meeting was held on the same day as a board of directors meeting, they received a fee of $400 for each meeting attended. Each member also receives a fee of $200 for each telephonic meeting in which they participated. In addition, each committee member receives a quarterly retainer fee of $2,000, except for Mr. Nunez who receives a quarterly retainer fee of $12,000.

Compensation Committee fees

Members of our Compensation Committee each received a fee of $400 for each meeting attended on days other than board of directors meeting days. If the meeting is held on the same day as a board of directors meeting, each member received a fee of $200 for each meeting attended. Each member also received a fee of $250 for each telephonic meeting in which they participated.

Nominating Committee fees

Members of our Nominating Committee each received a fee of $400 for each meeting attended on days other than board of directors meeting days. If the meeting is held on the same day as a board of directors meeting, each member received a fee of $200 for each meeting attended. Each member also received a fee of $250 for each telephonic meeting in which they participated.

Other Director fees

Several of our directors are also directors of one or both of our subsidiary banks. Directors of our subsidiary banks also receive board of director fees for serving on that subsidiary bank’s board of directors and/or board of director committees. Total board of director fees, including committee fees and subsidiary bank board fees paid to our directors during 2011 totaled $181,900 and our included in the DIRECTOR COMPENSATION TABLE below.

Our Board of Directors held nine meetings during 2011. Five were in person and four by telephone. Each incumbent director attended at least 75% of our aggregate Board of Director and committee meetings held during the period for which he or she has been a director.

The tables below summarize the number of board meetings and principal committee meetings held during 2011 and the attendance record of each of our directors.

Board of Directors Meetings

	number of meetings held			number of meetings attended
Board of Directors	in person	by telephone	Total	in person	by telephone	total
Ernest S. Pinner (chairman)	5	4	9	5	4	9
James H. Bingham	5	4	9	5	3	8
G. Robert Blanchard, Jr.	5	4	9	4	4	8
C. Dennis Carlton	5	4	9	5	4	9
John C. Corbett	5	4	9	5	4	9
Frank M. Foster, Jr. (1)	1	--	1	1	--	1
Gail Gregg-Strimenos (2)	5	4	9	3	3	6
Bryan W. Judge, Jr.	5	4	9	5	3	8
Samuel L. Lupfer, IV	5	4	9	5	4	9
Rulon D. Munns	5	4	9	5	4	9
G. Tierso Nunez, II	5	4	9	5	4	9
Thomas E. Oakley	5	4	9	5	4	9
J. Thomas Rocker	5	4	9	5	4	9

Note 1: Mr. Foster resigned his board of director position in February 2011.

Note 2: Ms. Strimenos resigned her board of director position in November 2011.

Audit Committee Meetings

	number of meetings held			number of meetings attended
audit committee members	in person	by telephone	total	in person	by telephone	Total
G. Tierso Nunez, II (chairman) (3)	6	6	12	6	6	12
Thomas E. Oakley	6	6	12	5	6	11
J. Thomas Rocker	6	6	12	5	5	10
G. Robert Blanchard, Jr.	6	6	12	4	4	8
C. Dennis Carlton	6	6	12	5	6	11

Note 3: Mr. Nunez is also designated the financial expert.

Compensation Committee Meetings
	number of meetings held			number of meetings attended
compensation committee members	in person	by telephone	total	in person	by telephone	Total
Thomas E. Oakley (chairman)	3	1	4	3	1	4
Bryan W. Judge, Jr.	3	1	4	3	1	4
J. Thomas Rocker	3	1	4	3	1	4
Gail Gregg-Strimenos (4)	2	1	3	1	--	1
Samuel L. Lupfer (5)	1	--	1	1	--	1

Note 4: Ms. Strimenos resigned in November 2011 Note 5: Mr. Lupfer was appointed to the committee in November 2011

Nominating Committee Meetings
	number of meetings held			number of meetings attended
nominating committee	in person	by telephone	total	in person	by telephone	Total
Thomas E. Oakley (chairman)	1	---	1	1	---	1
James J. Bingham	1	---	1	1	---	1
Gail Gregg-Strimenos (6)	1	---	1	1	---	1
J. Thomas Rocker (7)	---	---	--	---	---	--

Note 6: Ms. Strimenos resigned in November 2011 Note 7: Mr. Rocker was appointed to the committee in November 2011

Our director compensation for 2011 is shown below in the following Director Compensation Table.

Director Compensation Table

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-Equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
James H. Bingham	$4,750	---	---	---	---	---	$4,750
G. Robert Blanchard, Jr.	$16,650	---	---	---	---	---	$16,650
C. Dennis Carlton	$22,450	---	---	---	---	---	$22,450
Frank M. Foster, Jr.	$750	---	---	---	---	---	$750
Gail Gregg-Strimenos	$3,500	---	---	---	---	---	$3,500
Bryan W. Judge	$6,450	---	---	---	---	---	$6,450
Samuel Lupfer	$9,100	---	---	---	---	---	$9,100
Rulon D. Munns	$4,750	---	---	---	---	---	$4,750
G. Tierso Nunez II	$52,250	---	---	---	---	---	$52,250
Thomas E. Oakley	$25,200	---	---	---	---	---	$25,200
J. Thomas Rocker	$22,400	---	---	---	---	---	$22,400

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Oakley, Rocker, Judge and Lupfer, each of whom is an independent director under the NASDAQ rules. Ms. Gregg-Strimenos was a committee member most of 2011, until her resignation in November 2011. Mr. Lupfer was appointed to the committee in November 2011. None of the Compensation Committee members has served as an officer or employee of the Company, and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any entity, which has an executive officer or director serving as a member of the Company’s Compensation Committee or Board of Directors. In addition, no executive officer of the Company served as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or the Board of Directors of the Company.

CERTAIN RELATED TRANSACTIONS

Our subsidiary banks have outstanding loans to certain of our directors, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the banks and did not involve more than the normal risk of collectability or present other unfavorable features.

Our Board of Directors has adopted a written policy with respect to related party transactions. For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect interest, other than (i) transactions available to all employees or customers generally, (ii) transactions involving less than $25,000 when aggregated with all similar transactions, or (iii) loans made by our subsidiary banks in the ordinary course of business, on substantially the same terms, including rates and collateral as those prevailing at the time for comparable loans with persons not related to the lending bank, and not involving more than a normal risk of collectability or presenting other unfavorable features.

Under the policy, any related party transaction may be consummated or may continue only if (i) our Audit Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, (ii) the transaction is approved by the disinterested members of our Board of Directors, or (iii) the transaction involves compensation that has been approved by our Compensation Committee.

A copy of this policy is included on our website at www.centerstatebanks.com. All related party transactions since January 1, 2011 which were required to be reported in this Proxy Statement were approved by either the Audit Committee, the Board of Directors or the Board of Directors of the subsidiary bank at which the transaction occurred.

We paid legal fees of approximately $284,000 during 2011 to a firm at which director Munns is a partner.

NOMINATING COMMITTEE

We have established a Nominating Committee of the Board of Directors consisting of Directors Oakley (Chairman), Bingham and Rocker, each of whom is an independent director as defined under the NASDAQ rules. Director Gregg-Strimenos was a committee member through most of 2011 until her resignation in November. The committee held one meeting during 2011. The Nominating Committee operates pursuant to a written charter that has the exclusive right to recommend candidates for election as directors to the Board. A copy of this charter is included on the Company’s website at www.centerstatebanks.com. We do not have a formal diversity policy. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experience, their business and social perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, candidates must be aware of the director’s vital part in our good corporate citizenship and corporate image, have time available for meetings and consultation on Company matters, and be willing to assume broad, fiduciary responsibility. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The Nominating Committee will review the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommend to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders. The Nominating Committee will consider director candidates recommended by shareholders, provided the recommendation is in writing and delivered to our President at our principal executive offices not later than the close of business on the 120th day prior to the first anniversary of the date on which we first mailed our proxy materials to shareholders for the preceding year’s annual meeting of shareholders. The nomination and notification must contain the nominee’s name, address, principal occupation, total number of shares owned, consent to serve as a director, and all information relating to the nominee and the nominating shareholder as would be required to be disclosed in the solicitation of proxies for the election of such nominee as a director pursuant to the Securities and Exchange Commission’s proxy rules. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

Our Board has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to our Board of Directors at 42745 U.S. Highway 27, Davenport, Florida 33837, attention: President and Chief Executive Officer. All communications will be compiled by the President and Chief Executive Officer and submitted to the members of the Board.

AUDIT COMMITTEE REPORT

Our Board of Directors has an Audit Committee which consists of Directors Rocker, Oakley, Nunez, Blanchard and Carlton each of whom is an independent director pursuant to the independence standards of the Sarbanes-Oxley Act of 2002, and as defined under the rules of the Financial Industry Regulatory Authority. The

Committee members served for the entire year of 2011. Mr. Nunez is the chairman of the committee and has been designated a “financial expert” pursuant to the provisions of the Sarbanes-Oxley Act of 2002. The board of directors has deemed Mr. Nunez properly qualified and that he meets the criteria for “financial expert” as defined by the Sarbanes-Oxley Act of 2002, which basically is limited to those who have prepared or audited comparable company financial statements. The Committee held 12 meetings during 2011. The Audit Committee of the Board is responsible for providing independent, objective oversight and review of our accounting functions and internal controls. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors. A copy of this Audit Committee charter and the Company’s pre-approval policy for audit and non-audit services are included in the Company’s website at www.centerstatebanks.com.

The responsibilities of the Audit Committee include recommending to the Board an auditing firm to serve as our independent auditors. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with our management, our internal audit personnel and the independent auditors regarding the following:

•	the plan for, and the independent auditors’ report on, each audit of our financial statements, and

•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements, and recent developments in accounting rules

This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter. The Audit Committee also considered and concluded that the independent auditor’s provision of non-audit services in 2011 was compatible with applicable independence standards.

Management is responsible for the preparation and presentation of our financial statements and its overall financial reporting process and, with the assistance of our internal auditors, for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws.

The Audit Committee is responsible for recommending to the Board that our financial statements be included in our annual report. The Committee took a number of steps in making this recommendation for 2011. First, the Audit Committee discussed with our independent auditors, those matters the auditors communicated to the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed the auditor’s independence with the auditors and received a letter from the auditors regarding independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. This discussion and disclosure informed the Audit Committee of the auditor’s independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed with our management and the auditors, our audited financial statements as of, and for the year ended, December 31, 2011.

Based on the discussions with the auditors concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to our Board that our Annual Report on Form 10-K include these financial statements.

Audit Committee

G. Tierso Nunez II, Chairman

J. Thomas Rocker

Thomas E. Oakley

G. Robert Blanchard, Jr.

C. Dennis Carlton

PROPOSAL TWO

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these Proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, an advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement.

Our executive compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our shareholders. For fiscal 2011, the principal compensation components for our executive officers were: base salary, annual bonus, and equity-based incentive compensation. Please read the section entitled “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the 2011 compensation of our named executive officers.

We are asking our shareholders to indicate their support for the compensation arrangements with our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation rules, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”

This “say-on-pay” vote is advisory, and therefore is not binding on CenterState, the Compensation Committee or our Board of Directors. The shareholder vote does not create or imply any change to the fiduciary duties of our Board of Directors, create or imply any additional fiduciary duties for our Board of Directors, and will not be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to our executive compensation. Our Board of Directors and our Compensation Committee value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.

The board of directors unanimously recommends a vote “FOR” the approval of the resolution above, relating to the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2012. Crowe Horwath LLP has audited our consolidated financial statements for the three year period ending December 31, 2011. While we are not required to do so, we are submitting the appointment of Crowe Horwath LLP to serve as our independent registered public accounting firm for the year ending December 31, 2012 for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified, the Audit Committee may reconsider its selection. We anticipate that a representative of Crowe Horwath LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from shareholders.

The board of directors unanimously recommends a vote “FOR” the ratification of the appointment of Crowe Horwath LLP to serve as the independent registered public accounting firm for the year ending December 31, 2012.

Fees Paid to the Independent Auditor

The following sets forth information on the fees paid by us to Crowe Horwath LLP for 2011 and 2010.

	2011	2010
Audit fees	$310,000	$340,500
Audit-related fees	35,200	152,975
Tax fees	---	---

Subtotal	345,200	493,475
All other fees	---	---

Total fees	$345,200	$493,475

Services Provided by Crowe Horwath LLP

All services rendered by Crowe Horwath LLP in 2011 and 2010 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee. Pursuant to SEC rules, the fees paid to Crowe Horwath for services are disclosed in the table above under the categories listed below.

1)	Audit Fees – These are fees for professional services performed for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)	Audit-Related Fees – These are fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements. In 2010 these fees were for services performed related to the Company’s public stock offering in July 2010, to the opening balance sheet audits of three failed financial institutions acquired from the FDIC, various consultations regarding FDIC assisted transactions, and other related services. In 2011 these fees were for services performed related to audit and SEC related requirements pursuant to several acquisitions and potential acquisitions considered by the Company and other related services all of which were approved by the Audit Committee.

3)	Tax Fees – These are fees for professional services performed by Crowe Horwath with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for us and our consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items. No such services were performed in 2011 or 2010.

4)	All Other Fees – These are fees for other permissible work performed by Crowe Horwath that do not meet the above category descriptions.

These services are actively monitored (both as to spending level and work content) by our Audit Committee to maintain the appropriate objectivity and independence in the core work of Crowe Horwath, the auditors of our consolidated financial statements.

Pre-Approval Policies and Procedures

The Audit Committee has implemented procedures under an Audit Committee Pre-Approval Policy of Audit and Non-Audit Services to insure that all audit and permitted non-audit services provided to the Company are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of an independent accountant or specific audit and non-audit services, within approved monitoring limits. If a proposed service has not been pre-approved pursuant to the policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by the Company’s independent accountant. Any pre-approved service exceeding the pre-approved monitoring limits requires specific approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

A shareholder who wishes to present a proposal for inclusion in the proxy materials relating to the 2013 Annual Meeting of Shareholders should submit his or her proposal so that it is received by us at our principal executive office on or before December 1, 2012. After that date, a proposal will not be considered timely. Shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Securities Exchange Act of 1934, as amended.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of CenterState common stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. To our knowledge, based solely upon a review of forms furnished to us or written representations that no other reports were required, we believe that during the year ended December 31, 2011, all Section 16(a) filings applicable to our officers and directors were complied within a timely fashion.

OTHER INFORMATION

Proxy Solicitation

The cost of soliciting proxies for the Annual Meeting will be paid by us. In addition to solicitation by use of the mail, proxies may be solicited by our directors, officers, and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made to furnish copies of proxy materials to custodians, nominees, fiduciaries and brokerage houses for forwarding to beneficial owners of CenterState common stock. Such persons will be paid for reasonable expenses incurred in connection with such services.

Miscellaneous

Our management does not know of any matters to be brought before the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies in the enclosed form of proxy and acting thereunder will vote on such matters in accordance with the recommendation of our Board of Directors.

Upon the written request of any person whose proxy is solicited by this proxy statement, we will furnish to such person without charge (other than for exhibits) a copy of our Annual Report on Form 10-K for its fiscal year ended December 31, 2011, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Written requests may be made to CenterState Banks, Inc., 42745 U.S. Highway 27, Davenport, FL 33837, Attention: James J. Antal.

CENTERSTATE BANKS, INC.

Annual Meeting of Shareholders

April 26, 2012 10:00 AM

This proxy is solicited by the Board of Directors

CenterState Banks, Inc.

The undersigned hereby appoints John C. Corbett and Stephen D. Young, or either of them with individual power of substitution, proxies to vote all shares of the common stock of CenterState Banks, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Thursday, April 26, 2012 beginning at 10:00 a.m., and at any adjournment thereof.

SAID PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ON THE REVERSE SIDE, FOR APPROVAL OF AN ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, SAID PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED OR PROVDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR TELEPHONE.

Continued and to be signed on reverse side

VOTE BY INTERNET – www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the election of directors of all nominees listed below	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐	____________________________________________

1.	Election of Directors

Nominees

01	James H. Bingham	02	G. Robert Blanchard, JR	03	C. Dennis Carlton	04	John C. Corbett
05	Griffin A. Greene	06	Charles W. McPherson	07	G. Tierso Nunez II	08	Thomas E. Oakley
09	Ernest S. Pinner	10	William K. Pou, JR	11	J. Thomas Rocker	12	Joshua A. Snively

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

2. Authority to vote for the advisory resolution to approve the compensation of our named executive officers.	☐	☐	☐

3. Authority to vote for the proposal to ratify the appointment of the independent registered public accounting firm.	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature	Date	Signature (Joint Owner)	Date